EXHIBIT 10.42

EXECUTION VERSION

CRONOS FUNDING (BERMUDA) LIMITED

Issuer

and

FORTIS BANK (NEDERLAND) N.V.

Agent

AMENDED AND RESTATED

MASTER LOAN AGREEMENT

Dated as of August 15, 1997

and amended and restated as of February 4, 2005

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-ii-

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Section 1210. Other Regulations	60
Section 1211. Solvency	61
Section 1212. Survival of Representations and Warranties	61
Section 1213. No Default	61
Section 1214. Litigation and Contingent Liabilities	61
Section 1215. Title; Liens	61
Section 1216. Subsidiaries	61
Section 1217. No Partnership	61
Section 1218. Pension and Welfare Plans	61
Section 1219. Ownership of Issuer	61
Section 1220. Security Interest Representations	61

ARTICLE XIII MISCELLANEOUS PROVISIONS	64

Section 1301. Compliance Certificates and Opinions	64
Section 1302. Form of Documents Delivered to Agent	64
Section 1303. Acts of Holders	65
Section 1304. Inspection	65
Section 1305. Limitation of Rights	66
Section 1306. Severability	66
Section 1307. Notices	66
Section 1308. Consent to Jurisdiction	67
Section 1309. Captions	67
Section 1310. Governing Law	67
Section 1311. No Petition	67
Section 1312. General Interpretive Principles	67
Section 1313. Amendment and Restatement	68

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EXHIBITS

EXHIBIT A	-	Form of Asset Base Certificate
EXHIBIT B-1	-	Form of Class A Note
EXHIBIT B-2	-	Form of Class B Note
EXHIBIT B-3	-	Form of Class C Note
EXHIBIT C	-	Depreciation Methods by Type of Container
EXHIBIT D	-	Containers

[Exhibits Omitted From Amended And Restated Master Loan Agreement]

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     This Amended and Restated Master Loan Agreement, dated as of August 15, 1997 and amended and restated as of February 4, 2005 (as amended or supplemented from time to time as permitted hereby, the “Master Loan Agreement”), between CRONOS FUNDING (BERMUDA) LIMITED, a company organized and existing under the laws of the Islands of Bermuda (the “Issuer”) and FORTIS BANK (NEDERLAND) N.V. (in its individual capacity, “Fortis”), as agent on behalf of the Noteholders (the “Agent”).

W I T N E S S E T H:

          WHEREAS, the Issuer and the First Union National Bank of North Carolina, in its capacity as indenture trustee, have previously executed and delivered the Indenture, dated as of August 9, 1996 (as amended and supplemented, the “Indenture”) and Supplement Number 1, thereto (the “Original Supplement”);

          WHEREAS, the Issuer and First Union National Bank of North Carolina, in its capacity as indenture trustee, terminated the Indenture and the Original Supplement and replaced such documents with the Master Loan Agreement, dated as of August 15, 1997 (the “Existing Master Loan Agreement”), and the Amended and Restated Supplement thereto (the “Existing Supplement”);

          WHEREAS, on February 4, 2005 (the “Restatement Date”) in connection with Fortis’s purchase of Wachovia Bank, National Association’s Class A Notes and FB Aviation and Intermodal Holding B.V.’s (“FB”) purchase of Wachovia Bank, National Association’s Class B Notes, Wachovia Capital Markets, LLC resigned as Agent and was replaced in such capacity by Fortis;

          WHEREAS, the Issuer and Fortis desire to amend and restate the Existing Master Loan Agreement and the Existing Supplement in their entirety as a single document in order to (i) reflect the change in the Agent, and (ii) amend and restate additional terms of such agreements;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties hereto and the Noteholders.

GRANTING CLAUSE

     To secure the payment of all Outstanding Obligations and the performance of all of the Issuer’s covenants and agreements in this Master Loan Agreement and all other Related Documents, the Issuer hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Agent, for the benefit of Noteholders, a security interest in and to all of the Issuer’s right, title and interest in, to and under the following, whether now existing or hereafter created: (i) the Containers including, without limitation, those listed on Exhibit D hereof, (ii) all amounts and Eligible Investments on deposit from time to time in any Trust Account, (iii) the Purchase Agreements and any Container Sale Agreements and Substitute Container Contribution Agreements issued pursuant to the terms of such Purchase Agreement, (iv) the Management Agreement, (v) the Administration Agreement, (vi) all income, payments and Proceeds of the foregoing, and (vii) all of the following:

          (a) All Accounts;

          (b) All Chattel Paper;

          (c) All Contracts;

          (d) All Documents;

          (e) All General Intangibles and Payment Intangibles ;

          (f) All Instruments;

          (g) All Inventory;

          (h) All Letter-of-Credit Rights;

          (i) All Supporting Obligations;

          (j) All property of the Issuer held by the Agent including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Agent or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of the Issuer, or as to which the Issuer may have any right or power;

          (k) To the extent not included above and without limiting the foregoing, all Chattel Paper, all Leases and all schedules, supplements, amendments, modifications, renewals, extensions, and guarantees thereof in every case whether now owned or hereafter acquired and all amounts, rentals, proceeds and other sums of money due and to become due under the Container Related Agreements, including, without limitation, (i) all rentals, payments and other moneys, including all insurance payments and claims for losses due and to become due to the Issuer under, and all claims for damages arising out of the breach of, any Container Related Agreement; (ii) the right of the Issuer to terminate, perform under, or compel performance of the terms of the Container Related Agreements; and (iii) any guarantee of the Container Related Agreements and any rights of the Issuer in respect of any subleases or assignments permitted under the Container Related Agreements;

          (l) All insurance proceeds of the Collateral, all proceeds of the voluntary or involuntary disposition of the Collateral or such proceeds;

          (m) Any and all payments made or due to the Issuer in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority or agency and any other cash or non-cash receipts from the sale, exchange, collection or other disposition of the Collateral; and

          (n) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

All of the property described in this Granting Clause is herein collectively called the “Collateral”.

ARTICLE I

DEFINITIONS

          Section 101. Defined Terms. Capitalized terms used in this Master Loan Agreement shall have the following meanings and the definitions of such terms shall be equally applicable to both the singular and plural forms of such terms:

     Account Debtor: Any “account debtor,” as such term is defined in Section 9-102(3)(a) of the UCC.

     Accounts: Any “account,” as such term is defined in Section 9-102(a)(2) of the UCC, whether now owned or hereafter acquired by Issuer.

     Address: With respect to any Noteholder, the office or offices of the Noteholder specified in the Note Register.

     Adjusted LIBOR: For each Interest Period, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) determined pursuant to the following formula:

LIBOR
Adjusted LIBOR	=
1.00 — Eurodollar Reserve Percentage

     Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

     Advance Rate: (i) Ninety percent (90%) for the period from the Effective Date to and including September 30, 2005, (ii) eighty-five percent (85%) from October 1,2005 to and including September 30, 2006 and (iii) seventy-five percent (75%) from October 1, 2006 and thereafter.

     Administration Agreement: The Administration Agreement, dated as of August 9, 1996, entered into between the Administrator and the Issuer, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

     Administrator: Cronos Containers (Cayman) Ltd., a company organized under the laws of the Cayman Islands.

     Affiliate: With respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     Agent: The Person performing the duties of the Agent under this Master Loan Agreement, which on the Restatement Date shall be Fortis.

     Agent-Related Persons: Fortis and any successor Agent appointed pursuant to Article IX hereof, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     Asset Base: As of any Payment Date, an amount equal to the sum of (a) the sum of the Net Book Values as of the end of the immediately preceding Collection Period of all Containers multiplied by the then applicable Advance Rate and (b) the amounts on deposit in the Trust Account on such Payment Date, after giving effect to all deposits to and withdrawals from the Trust Account on such Payment Date. In determining the amount set forth in clause (a) of the preceding sentence, the Net Book Value of any Container that has been sold by the Issuer or that has suffered a Casualty Event shall be equal to zero.

     Asset Base Certificate: A certificate completed by the Administrator with appropriate insertions setting forth the components of the Asset Base as of the last day of the Collection Period for which such certificate is submitted, which certificate shall tie substantially in the form of Exhibit A to this Master Loan Agreement and shall be certified by an Authorized Signatory.

     Asset Base Imbalance: This term shall have the meaning set forth in Section 702(a) hereof.

     Bankruptcy Code: The United States Bankruptcy Reform Act of 1978, as amended.

     Business Day: Any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or in London are authorized or are obligated by law, executive order or governmental decree to be closed.

     Carrier Lease: This term shall have the meaning set forth in the Management Agreement.

     Casualty Event: Any of the following events with respect to any Container (a) the actual total loss or compromised total loss of such Container, (b) such Container shall become lost, stolen, destroyed, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, (c) the seizure of such Container for a period exceeding sixty (60) days or the condemnation or confiscation of such Container or (d) if such Container is subject to a Lease, such Container shall have been deemed under its Lease to have suffered a casualty loss as to the entire Container.

     Casualty Proceeds: Any payment by, or on behalf of, the Issuer from any source in connection with a Casualty Event with respect to a Container.

     Chattel Paper: Any “chattel paper,” as such term is defined in Section 9-102(a)(11) of the UCC, whether now owned or hereafter acquired by Issuer.

     Class: All Notes having the same rights to payment hereunder.

     Class A Note: Any one of the Class A Notes issued pursuant hereto, substantially in the form of Exhibit B-1 hereto.

     Class A Noteholder: Any person in whose name a Class A Note is registered in the Note Register.

     Class A Note Interest Arrearage: For any Payment Date, an amount equal to the excess, if any, of (a) the Class A Note Interest Payment for such Payment Date and any outstanding Class A Note Interest Arrearage from the immediately preceding Payment Date plus any outstanding Class A Note Interest Arrearage, to the extent permitted by law, at the Interest Rate from the immediately preceding Payment Date through (but not including) the current Payment Date minus (b) the amount of Class A Note Interest Payment and Class A Note Interest Arrearage actually distributed to the Class A Noteholders on such Payment Date.

     Class A Note Interest Payment: For any Payment Date, an amount equal to the product of (i) the number of days in the applicable Interest Period divided by 360, (ii) the Interest Rate for the immediately preceding Interest Period and (iii) the Class A Note Principal Balance on the immediately preceding Payment Date (or, in the case of the first Payment Date, on the Closing Date), after giving effect to any payments of Class A Note Principal Payments and Class A Note Principal Arrearage paid on such preceding Payment Date.

     Class A Note Principal Payment: For any Payment Date, all remaining Distributable Cash Flow on deposit in the Trust Account after payment of the amounts set forth in clauses 1 and 2 of Section 302(c) of this Master Loan Agreement, until the Class A Note Principal Balance is reduced to zero.

     Class A Note Principal Balance: On the Restatement Date, an amount equal to Fourteen Million Six Hundred Seventy-Two Thousand Four Hundred Seventy-Four Dollars ($14,672,474), and thereafter shall equal the Class A Note Principal Balance on the Restatement Date reduced by all amounts previously paid to the Class A Noteholders representing payments of Class A Note Principal Payments.

     Class B Note: Any one of the Class B Notes issued pursuant hereto, substantially in the form of Exhibit B-2 hereto.

     Class B Noteholders: Any Person in whose name a Class B Note is registered in the Note Register.

     Class B Note Interest Arrearage: For any Payment Date, an amount equal to the excess, if any, of (a) the Class B Note Interest Payment for such Payment Date and any outstanding Class B Note Interest Arrearage from the immediately preceding Payment Date plus interest on such outstanding Class B Note Interest Arrearage, to the extent permitted by law, at the Interest Rate from the immediately preceding Payment Date through (but not including) the current Payment Date minus (b) the amount of Class B Note Interest Payment and Class B Note Interest Arrearage actually distributed to the Class B Noteholders on such Payment Date.

     Class B Note Interest Payment: For any Payment Date, an amount equal to the product of (i) the number of days in the applicable Interest Period divided by 360, (ii) the Interest Rate for the immediately preceding Interest Period and (iii) the outstanding Class B Note Principal Balance on the immediately preceding Payment Date (or, in the case of the first Payment Date, on the Closing Date), after giving effect to any payments of Class B Note Principal Payments and Class B Note Principal Arrearage on such preceding Payment Date.

     Class B Note Principal Payment: For any Payment Date, (i) zero until the Class A Note Principal Balance is reduced to zero, or (ii) at such time as the Class A Note Principal Balance is reduced to zero, all remaining Distributable Cash Flow (or portion thereof available on such Payment Date after the Class A Note Principal Balance has been reduced to zero) after payment of the amounts set forth in clauses 1 through 3 inclusive of Section 302(c) of this Master Loan Agreement, until the Class B Note Principal Balance is reduced to zero.

     Class B Note Principal Balance: On the Restatement Date, an amount equal to Four Million Dollars ($4,000,000), and thereafter shall equal the Class B Note Principal Balance on the Restatement Date reduced by all amounts previously paid to the Class B Noteholders representing payments of Class B Note Principal Payments and Class B Note Principal Arrearage.

     Class C Note: Any one of the Class C Notes issued pursuant hereto, substantially in the form of Exhibit B-3 hereto.

     Class C Noteholders: Any Person in whose name a Class C Note is registered in the Note Register.

     Class C Note Principal Payment: For any Payment Date, payments of Distributable Cash Flow made pursuant to Section 302(c)(8) of this Master Loan Agreement.

     Class C Note Principal Balance: On the Restatement Date, an amount equal to Seven Million Three Hundred Five Thousand Dollars ($7,305,000) and thereafter shall equal the Class C Note Principal Balance on the Restatement Date reduced by all amounts previously paid to the Class C Noteholders representing payments of Class C Note Principal Payment.

     Closing: The time at which each of the conditions precedent set forth in Article XI shall have been duly fulfilled or satisfied.

     Closing Date: August 15, 1997.

     Code: The United States Internal Revenue Code of 1986, as amended, or any successor statute thereto.

     Collateral: This term shall have the meaning set forth in the Granting Clause of this Master Loan Agreement.

     Collection Period: Initially, the period commencing on January 1, 2005 and ending on the next succeeding Collection Period Date and thereafter each successive period of one month commencing on the day after a Collection Period Date and ending on the next succeeding Collection Period Date.

     Collection Period Date: The last day of each Calendar month so long as any Note issued hereunder is Outstanding.

     Container: Any dry cargo, refrigerated, tank or special purpose container (including, but not limited to, open top, bulk, flat rack and high cube containers) owned by the Issuer and held for lease or hire.

     Container Related Agreement: Any agreement relating to the Containers or agreements relating to the use, lease or management of such Containers whether in existence on the date hereof or hereafter acquired, including, but not limited to, all Leases, the Management Agreement, the Purchase Agreement and the Chattel Paper.

     Container Sale Agreement: This term shall have the meaning set forth in each Purchase Agreement.

     Contracts: All contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments), arising out of or in any way related to the Containers, in or under which Issuer may now or hereafter have any right, title or interest, including, without limitation, the Management Agreement, the Administration Agreement, each Purchase Agreement (including any Container Sale Agreements and Substitute Container Contribution Agreements issued pursuant to the terms of such Purchase Agreement) and any related agreements, security interests or UCC or other financing statements and, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

     Determination Date: The second (2nd) Business Day prior to any Payment Date.

     Disposition Fee: This term shall have the meaning set forth in the Management Agreement.

     Distributable Cash Flow: This term shall have the meaning set forth in Section 302(c) of this Master Loan Agreement.

     Distribution Report: This term shall have the meaning set forth in the Management Agreement.

     Documents: Any “documents,” as such term is defined in Section 9-102(a)(30) of the UCC, whether now owned or hereafter acquired by the Issuer.

     Dollars and the sign “$”: Lawful money of the United States of America.

     Effective Date: The Restatement Date.

     Eligible Account: Either (a) a segregated account with an Eligible Institution or (b) a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States or any of the states thereof, including the District of Columbia (or any domestic branch of a foreign bank), and acting as a trustee for funds deposited in such account, which is acceptable to the Agent.

     Eligible Institution: Any one or more of the following institutions: (i) the corporate trust department of the Agent, or (ii) a depositary institution organized under the laws of the United

States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), which (a)(1) has either (w) a long-term unsecured debt rating acceptable to the Agent or (x) a short-term unsecured debt rating or certificate of deposit rating acceptable to the Agent or (2) the parent corporation of which has either (y) a long-term unsecured debt rating acceptable to the Agent or (z) a short-term unsecured debt rating or certificate of deposit rating acceptable to the Agent and (b) whose deposits are insured by the Federal Deposit Insurance Corporation.

     Eligible Investments: One or more of the following:

     (i) direct obligations of, and obligations fully guaranteed as to the timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;

     (ii) certificates of deposit and bankers’ acceptances (which shall each have an original maturity of not more than 90 days) of any United States depository institution or trust company incorporated under the laws of the United States or any State and subject to supervision and examination by federal and/or State authorities, provided that the long-term unsecured debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated “AA” or better by the Rating Agency, or the short-term unsecured obligations of such depository institution or trust company are rated by the Rating Agency in its highest rating category (including any designations of “plus” or “minus” within each such rating category);

     (iii) commercial paper (having original maturities of not more than 90 days) of any corporation (other than the Issuer), incorporated under the laws of the United States or any State thereof which on the date of acquisition has been rated by the Rating Agency in the highest short — term unsecured commercial paper rating category;

     (iv) any money market fund that has been rated by the Rating Agency in its highest rating category (including any designations of “plus” or “minus” or that invests solely in Eligible Investments; and

     (v) other obligations or securities that are acceptable to the Agent as an Eligible Investment hereunder.

     ERISA: The United States Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate: With respect to any Person, any other Person meeting the requirements of Section 414(b), (c), (m) or (o) of the Code.

     Eurodollar Reserve Percentage: The maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of one percent (0.01%)) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding having a term comparable to such Interest Period.

     Event of Default: The occurrence of any of the events or conditions set forth in Section 801 of this Master Loan Agreement.

     Excluded Amounts: Any payments received from a lessee under a Lease in connection with any taxes, fees or other charges imposed by any Governmental Authority, or indemnity payments for the benefit of the originator of such Lease or maintenance payments made pursuant to such Lease or other maintenance agreement.

     FB: FB Aviation and Intermodal Holding B.V.

     Federal Reserve Board: The Board of Governors of the United States Federal Reserve System or any successor thereto.

     Final Payment Date: August 15, 2009, or if such date is not a Business Day, the Business Day immediately preceding such date.

     Fortis: Fortis Bank (Nederland) N.V. and its successors and permitted assigns.

     General Intangibles: Any “general intangibles,” as such term is defined in Section 9-102(a) of the UCC, whether now owned or hereafter acquired by the Issuer and, in any event, shall include, without limitation, all right, title and interest which the Issuer may now or hereafter have in or under any Contract, interests in partnerships, joint ventures and other business associations, licenses, permits, software, data bases, data, materials and records, claims in or under insurance policies, including unearned premiums, uncertificated securities, deposit accounts, rights to receive tax refunds and other payments and rights of indemnification.

     Generally Accepted Accounting Principles or GAAP: Those generally accepted accounting principles and practices which are recognized as such by (i) in the case of the United States, the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof or (ii) in all other cases, by the appropriate boards or governing bodies in such jurisdiction.

     Governmental Authority: This term shall mean (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

     Gross Container Revenues: This term shall have the meaning set forth in the Management Agreement.

     Guarantor: The Cronos Group, a société anonyme holding organized and existing under the laws of the Grand Duchy of Luxemourg and its successors.

     Guarantor Event of Default: This term shall have the meaning set forth in the Guaranty.

     Guaranty: The Guaranty, dated as of February 4, 2005, made by the Guarantor, and its successors and permitted assigns, in favor of the Agent for the benefit of the Noteholders.

     Holder: See Noteholder.

     Indebtedness: With respect to any Person means, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation incurred through the issuance and sale of bonds, debentures, notes or other similar debt instruments, and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by any asset of such Person, (b) any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of such Person’s business, (d) any obligation of such Person as lessee under a capital lease, (e) any Indebtedness of another secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (f) any obligation in respect of interest rate hedging agreements.

     Indemnified Party: This term shall have the meaning set forth in Section 204(a) hereof.

     Independent Accountant: Deloitte & Touche LLP or any other accounting firm which is (i) independent with respect to the Manager within the meaning of the Securities Act and the applicable published rules and regulations thereunder and (ii) otherwise reasonable acceptable to the Majority of Holders.

     Instruments: Any “instrument,” as such term is defined in Section 9-102(a)(47) of the UCC arising out of or in any way related to the Containers and now owned or hereafter acquired by Issuer, including, without limitation, all notes, certificated securities, and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

     Insolvency Law: The Bankruptcy Code or similar applicable law.

     Interest Differential: With respect to any prepayment of a Note on a day other than a Payment Date, the difference between (a) the Interest Rate payable as of the date of the prepayment and (b) the Adjusted LIBOR on, or as near as practicable to, the date of the prepayment commencing on such date and ending on the last day of the applicable Interest Period. The determination of the Interest Differential by a Noteholder shall be conclusive in the absence of manifest error.

     Interest Period: With respect to the Notes and a Payment Date, the period commencing on such Payment Date and ending on the Business Day immediately preceding the next succeeding Payment Date;

     Interest Rate: For each Interest Period, a rate per annum equal to the sum of (i) the Adjusted LIBOR for such Interest Period and (ii) two percent (2.00%).

     Inventory: Any “inventory,” as such term is defined in Section 9-102(a)(48) of the UCC, wherever located, whether now or hereafter owned or acquired (whether as lessee or otherwise) by Issuer and, in any event, shall include, without limitation, all Containers and other container related transportation equipment, all inventory, merchandise, goods and other personal property which are held by or on behalf of Issuer for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in Issuer’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all furnished goods whether or not such inventory is listed on way schedules, assignments or reports furnished to Agent from time to time and whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of Issuer or is held by Issuer or by others far Issuer’s account, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all inventory which may be located on premises of Issuer or of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other persons.

     Investment: When used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

     Issuer: Cronos Funding (Bermuda) Limited, a company organized and existing under the laws of Bermuda, and its permitted successors and permitted assigns.

     Issuer Expenses: For any Collection Period, overhead and all other costs, expenses and liabilities of the Issuer (other than Direct Operating Expenses paid pursuant to the Management Agreement and any Management Fee) payable during such Collection Period (including costs and expenses permitted to be paid to or by the Administrator in connection with the conduct of the Issuer’s business), in each case determined on a cash basis, including but not limited to the following:

     (i) administration expenses;

     (ii) accounting and audit expenses of the Issuer;

     (iii) premiums for liability, casualty, fidelity, directors and officers and other insurance;

     (iv) legal fees and expenses;

     (v) other professional fees;

     (vi) taxes (including personal or other property taxes and all sales, value added, use and similar taxes); and

     (vii) taxes imposed in respect of any and all issuances of equity interests, stock exchange listing fees, registrar and transfer expenses and trustee’s fees with respect to any outstanding securities of the Issuer.

          Notwithstanding the foregoing, Issuer Expenses shall not include (1) depreciation or amortization on the Containers and (2) the principal of, the interest or premium, if any, on the Notes.

     Lease: Each and every item of chattel paper, installment sales agreement, equipment lease or rental agreement (including progress payment authorizations) to which a Container is subject, including any Carrier Lease. The term “Lease” includes (a) all payments to be made thereunder relating to a Container, (b) all rights of Issuer therein, and (c) any and all amendments, renewals, extensions or guaranties thereof.

     Letter of Credit Rights: This term shall have the meaning set forth in Section 9-102(a)(61) of the UCC.

     LIBOR: The London Inter-Bank Offered Rate (determined by the Agent in accordance with the provisions of Section 202(e)), rounded upward to the nearest 1/16th of one percent (0.0625%), at which Dollar deposits are offered to Fortis by major banks in the London interbank market at or about 11:00 a.m., London Time, on a LIBOR Determination Date in an aggregate amount approximately equal to the then outstanding principal balance of the Class A Notes and the Class B Notes and for a period of time comparable to the number of days in the applicable Interest Period. The determination of LIBOR by Fortis shall be conclusive in the absence of manifest error.

     LIBOR Determination Date: The second (2nd) Business Day prior to the first day of the related Interest Period.

     Lien: Any security interest, lien, charge, pledge, equity or encumbrance of any kind.

     Majority of Holders: With respect to the Notes, one of the following: (1) so long as any Class A Note is Outstanding, Class A Noteholders representing more than sixty-six and two-thirds percent (66 2/3%) of the then unpaid principal balance of the Class A Notes then Outstanding, (2) if no Class A Notes are then Outstanding, Class B Noteholders representing more than sixty-six and two-thirds percent (66 2/3%) of the then unpaid principal balance of the Class B Notes then Outstanding, and (3) if no Class A Notes or Class B Notes are then Outstanding, Class C Noteholders representing more than sixty-six and two-thirds percent (66 2/3%) of the then unpaid principal balance of the Class C Notes then Outstanding.

     Management Agreement: The Amended and Restated Management Agreement, dated as of August 15, 1997 (as amended), entered into by and between the Manager and the Issuer, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms.

     Management Fee: For any Collection Period, the amount calculated as set forth in the Management Agreement.

     Management Fee Arrearage: For any Payment Date, an amount equal to the excess, if any, of (a) the Management Fee for such Payment Date and any unpaid Management Fee from all prior Payment Dates over (b) the amount of Management Fee and Management Fee Arrearage actually paid to the Manager on such Payment Date.

     Management Fee Report: A written informational statement to be provided by the Manager in accordance with the Management Agreement and furnished to the Agent.

     Manager: The Person performing the duties of the Manager Under the Management Agreement; currently, Cronos Containers (Cayman) Ltd., and its successors and permitted assigns.

     Manager Default: The occurrence of any of the events or conditions set forth in Section 9 of the Management Agreement.

     Managing Officer: Any representative of the Administrator involved in, or responsible for, the management of the day-to-day operations of the Issuer and the administration and servicing of the Containers and the other Collateral whose name appears on a list of managing officers furnished to Issuer and the Agent by the Administrator, as such list may from time to time be amended.

     Master Loan Agreement: This Amended and Restated Master Loan Agreement, dated as of August 15, 1997 and amended and restated as of February 4, 2005, between the Issuer and the Agent (as amended, modified, supplemented or restated from time to time).

     Material Adverse Change. Any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse change whatsoever upon the validity or enforceability of any Related Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of Issuer, Guarantor, Administrator or Manager, individually or taken together as a whole, (c) materially impairs or could reasonably be expected to materially impair the ability of Issuer, Administrator, Guarantor or Manager to perform its obligations under the Related Documents, or (d) materially impairs or could reasonably be expected to materially impair the ability of Agent to enforce any of its or their legal remedies pursuant to the Related Documents.

     Net Book Value: With respect to any Container as of any date of determination, an amount equal to the sum of (a) the net book value (determined in accordance with GAAP based on Issuer’s current method of calculating depreciation with respect to such type of Container as set forth in Exhibit C hereto) as of the end of the immediately preceding Collection Period, and (b) the allocable portion (based on the TEU of such Container in comparison to the aggregate TEU of all Containers then included in the Asset Base) of the unamortized balance of the Structuring Fee. In computing the amounts set forth in clause (b), the Structuring Fee shall be amortized on a straight line basis over a ten year period.

     Net Container Revenues: This term shall have the meaning set forth in the Management Agreement.

     Note Purchase Agreement: Any purchase agreement for the Notes of any Class.

     Note Register: The register maintained by the Agent pursuant to Section 211(a) of this Master Loan Agreement.

     Noteholder or Holder: The person in whose name a Note is registered in the Note Register, except that, solely for the purposes of giving any consent, waiver, request or demand, the interest evidenced by any Note registered in the name of the Seller or the Issuer or any Affiliate of any of them known to be such an Affiliate by the Agent shall not be taken into account in determining whether the requisite percentage of the Aggregate Principal Balance of the Outstanding Notes necessary to effect any such consent, waiver, request or demand is represented.

     Notes: The Class A Notes, the Class B Notes and the Class C Notes collectively, and shall include any and all replacements, extensions, substitutions or renewals of such notes.

     Officer’s Certificate: A certificate signed by a duly authorized officer of the Person who is required to sign such certificate which, in the case of the Issuer, may be a certificate signed by an authorized officer of the Administrator.

     Opinion of Counsel: A written opinion of counsel, who, unless otherwise specified, may be counsel employed by the Seller or the Manager, in each case reasonably acceptable to the Person or Persons to whom such Opinion of Counsel is to be delivered. The counsel rendering such opinion may rely (i) as to factual matters on a certificate of a Person whose duties relate to the matters being certified, and (ii) insofar as the opinion relates to local law matters, upon opinions of local counsel.

     Other Taxes: shall have the meaning set forth in Section 204(b) hereof.

     Outstanding: When used with reference to the Notes and as of any particular date, any Note theretofore and thereupon being authenticated and delivered except:

     (i) any Note cancelled by the Agent or proven to the satisfaction of the Agent to have been duly cancelled by the Issuer at or before said date;

     (ii) any Note, or portion thereof, called for payment or redemption for which monies equal to the principal amount or redemption price thereof, as the case may be, with interest to the date of maturity or redemption, shall have theretofore been deposited with the Agent (whether upon or prior to maturity or the redemption date of such Note);

     (iii) any Note in lieu of or in substitution for which another Note shall subsequently have been authenticated and delivered; and

     (iv) for voting purposes only, any Note held by the Issuer, the Seller or any Affiliate of either the Issuer or the Seller.

     Outstanding Obligations: As of any date, all accrued interest payable on, and the then unpaid principal balance of, all Notes issued under this Master Loan Agreement and all other amounts owing to Noteholders or to any Person under this Master Loan Agreement.

     Overdue Rate: A rate per annum equal to the sum of (i) the applicable Interest Rate plus (ii) two percent (2%).

     Payment Date: The fifteenth (15th) day after a Collection Period Date. If such fifteenth day shall not be a Business Day then the Payment Date shall be the next Business Day.

     Payment Intangibles: This term shall have the meaning set forth in Section 9-102(a)(51) of the UCC.

     Permitted Liens: Both of the following: (i) liens for taxes not yet due or being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any Container and (ii) materialmen’s, mechanics’, workmen’s, repairmen’s or other similar liens arising in the ordinary course of business (including those arising under maintenance agreements entered into in the ordinary course of business) securing obligations that are not overdue or are being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any Container.

     Person: An individual, a partnership, a corporation, a joint venture, an unincorporated association, a joint-stock company, a trust, or other entity or a government or any agency or political subdivision thereof.

     Plan: An “employee benefit plan,” as such term is defined in ERISA, established or maintained by Issuer or any ERISA Affiliate or as to which Issuer or any ERISA Affiliate contributes or is a member or otherwise may have any liability.

     Potential Event of Default: A condition or event which, after notice or lapse of time or both, will constitute an Event of Default.

     Pro Rata: means, with respect to the Noteholders, in accordance with the unpaid principal balances of their respective Notes at any given time.

     Proceeding: Any suit in equity, action at law, or other judicial or administrative proceeding.

     Proceeds: “Proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC.

     Prospective Owner: Each prospective initial Holder acquiring a Note, each prospective transferee acquiring a Note, and each prospective owner of a beneficial interest in a Note acquiring such beneficial interest.

     Purchase Agreement: Either or both, as the context may require, of (i) the Purchase Agreement, dated as of August 9, 1994, between Cronos Equipment (Bermuda) Limited and the Issuer and all amendments and supplements thereto and (ii) the Purchase Agreement, dated as of August 15, 1997, between Cronos Equipment Purchasing Limited and the Issuer and all amendments and supplements thereto.

     Rated Institutional Noteholder: An institutional Noteholder whose long term unsecured debt obligations are then rated BBB- or better by Standard & Poor’s Rating Services and Baa-3 or better by Moody’s Investors Service, Inc.

     Rating Agency: Shall mean any statistical rating agency selected by the Agent.

     Record Date: With respect to any Payment Date, the last Business Day of the month preceding the month in which the related Payment Date occurs, except as otherwise provided herein.

     Reference Banks: The banks designated by Fortis for the determination of LIBOR in accordance with Section 202(e) hereof.

     Related Documents: The Purchase Agreement, this Master Loan Agreement, the Notes, the Management Agreement, the Guaranty, the Administration Agreement, the Note Purchase Agreement, the Shareholders Agreement, any fee letter, the Warrant Agreement, the Wachovia/Fortis Purchase Agreement and each other document or instrument executed in connection with the Notes.

     Reportable Event: This term shall have the meaning given to such term in ERISA.

     Restatement Date: This term shall have the meaning set forth in the preamble hereto.

     Restricted Cash Account: The account or accounts established pursuant to Section 306 of this Master Loan Agreement.

     Restructuring Fees: The Fees set forth in that certain Restructuring Fee Letter, dated as of February 4, 2005, between the Issuer and Fortis, as such agreement may be amended, modified or supplemented from time to time.

     Rule 144A: Rule 144A under the Securities Act, as such Rule may be amended from time to time.

     Securities Act: The United States Securities Act of 1933, as amended from time to time.

     Seller: Either or both, as the context may require, of (i) Cronos Equipment (Bermuda) Limited, a company organized and existing under the laws of Bermuda and (ii) Cronos Equipment Purchasing Limited, a company organized and existing under the laws of the Cayman Islands.

     Shareholders Agreement: The agreement, dated as of August 9, 1996, between the shareholders of the Issuer on the Closing Date.

     State: Any state of the United States of America and, in addition, the District of Columbia.

     Structuring Fee: The fee that was paid to First Union Capital Markets Corp. by the Issuer on August 9, 1996.

     Subsidiary: With respect to any Person, means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

     Substitute Container Contribution Agreement: This term shall have the meaning set forth in the Purchase Agreement.

     Supporting Obligations: This term shall have the meaning set forth in Section 9-102(a)(77) of the UCC.

     Trust Account: The account or accounts established by the Issuer for the benefit of the Agent pursuant to Section 302 of this Master Loan Agreement.

     Taxes: shall have the meaning set forth in Section 204(a) hereof.

     UCC: The Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York, provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent’s security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions. The Uniform Commercial Code as in effect in the applicable jurisdiction.

     Wachovia/Fortis Purchase Agreement: The Purchase and Sale Agreement, dated as of February 4, 2005, between Fortis, FB and Wachovia Bank, National Association.

     Warrant Agreement: The Warrant Agreement, dated as of August 15, 1997, between The Cronos Group and Fortis (as successor-in-interest to MeesPierson N.V.), as such agreement has been and shall be amended, modified or supplemented.

     Warranty Purchase Amount: This term shall have the meaning set forth in the Purchase Agreement.

          Section 102. Other Definitional Provisions.

          (a) All terms defined in this Master Loan Agreement shall have the defined meanings when used in any agreement, certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

          (b) As used in this Master Loan Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Master Loan Agreement or in any such certificate or other document, and accounting terms partly defined in this Master Loan Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to thereunder GAAP. To the extent that the definitions of accounting terms in this Master Loan Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Master Loan Agreement or in any such certificate or other document shall control.

          (c) With respect to any Collection Period, the “related Determination Date,” the “related Record Date,” and the “related Payment Date,” shall mean the Determination Date, Record Date, and Payment Date respectively, next following the end of such Collection Period, and the relationships among Determination Dates, Payment Dates and Record Dates shall be correlative to the foregoing relationships.

ARTICLE II

THE NOTES

          Section 201. Designation. (a) There are hereby created Notes to be issued in three Classes as of the Effective Date pursuant to this Master Loan Agreement to be known respectively as “Cronos Funding (Bermuda) Limited Secured Notes, Class A”, “Cronos Funding (Bermuda) Limited Secured Notes, Class B” and “Cronos Funding (Bermuda) Limited Secured Notes, Class C”. Payments on the Class A Notes will have priority over the Class B Notes (provided, that interest on the Class B Notes shall be paid prior to any principal payments on the Class A Notes) and the Class C Notes with respect to the payment of principal and interest to the extent set forth herein, and payments on the Class B Notes will have priority over the Class C Notes with respect to the payment of principal and interest to the extent set forth herein.

          (b) The Notes were previously issued pursuant to the terms of the Existing Supplement. The amendment and restatement of the terms of the Notes issued pursuant hereto will be conditioned upon receipt by the Agent of written notice from each of the Noteholders that all of the conditions precedent set forth in Article XI hereof have been either satisfied by the Issuer or waived by the Noteholders.

          (c) The Payment Date with respect to Notes shall be the fifteenth (15th) day of each month, or, if such day is not a Business Day, the immediately preceding Business Day. The first Payment Date shall be February 15, 2005.

          (d) The Class A Notes shall be issued in definitive form and shall be substantially in the form of Exhibit B-1 hereto. The Class B Notes shall be issued in definitive form and shall be substantially in the form of Exhibit B-2 hereto. The Class C Notes shall be issued in definitive form and shall be substantially in the form of Exhibit B-3 hereto.

          (e) Payments of principal and interest on the Notes shall be payable from funds on deposit in the Trust Account at the times and in the amounts set forth in Article III of this Master Loan Agreement.

          Section 202. Interest Payments on the Notes.

          (a) Interest on the Notes. The Class A Notes and the Class B Notes shall bear interest on the unpaid principal balance thereof at a rate per annum equal to the Interest Rate for the applicable Interest Period. The Class C Notes shall be non-interest bearing. Interest on the Class A Notes and the Class B Notes shall be payable on each Payment Date from amounts on deposit in the Trust Account in accordance with Section 302(c) below and shall be calculated on the basis of actual days elapsed in a year consisting of 360 days.

          (b) Overdue Interest. If the Issuer shall default in the payment of the principal of or interest on any Note or on any other amount becoming due hereunder, the Issuer shall, on demand, from time to time pay interest on such unpaid amounts, to the extent permitted by applicable law, to, but not including, the date of actual payment (after as well as before judgment), at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid.

          (c) Determination of LIBOR.

     (I) On each LIBOR Determination Date, the Agent shall determine the LIBOR for the next succeeding Interest Period on the basis of the offered LIBOR quotations, appearing on Telerate Page 3750 as of 11:00 a.m., London Time, on such LIBOR Determination Date for a period of one month. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. dollars are offered by the Reference Banks at approximately 11:00 a.m., London Time, on the LIBOR Determination Date to prime banks in the London interbank market for a period of one month commencing on that day. Fortis will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Fortis at approximately 11:00 a.m. (New York time) on that day for loans in U.S. Dollars to leading European banks for a period of one month commencing on that day.

     (II) If necessary, on each LIBOR Determination Date, Fortis shall designate the banks that shall act as the Reference Banks for the succeeding Interest Period. The Agent may conclusively rely and shall be protected in relying upon the offered quotations (whether electronic, written or oral) of the selected Reference Banks.

     (III) The establishment of LIBOR, and the subsequent calculation of the Interest Rate for each Interest Period by Fortis in the absence of manifest error, shall be final and binding. Promptly upon the determination of LIBOR, the Interest Rate applicable to the Interest Period to which such LIBOR determination relates shall be delivered by facsimile transmission from Fortis to the Issuer, the Agent, the Administrator and the Noteholders.

          Section 203. Principal Payments on the Notes.

          (a) Amortization of Notes. Principal payments on the Notes shall be payable on each Payment Date sequentially first to the Class A Notes (until the Class A Note Principal Balance is reduced to zero), then to the Class B Notes (until the Class B Note Principal Balance is reduced to zero) and finally, to the Class C Notes (until the Class C Note Principal Balance is reduced to zero). Accordingly, the principal balance of each Note in the same Class shall be payable pro rata on each Payment Date, in the amount of the Class A Note Principal Payment, the Class B Note Principal Payment and the Class C Note Principal Payment, as appropriate, from amounts on deposit in the Trust Account in accordance with Section 302(c) hereof. The unpaid principal amount of all of the Notes shall be due and payable in full on the Final Payment Date, together with all unpaid interest, fees, expense, costs and other amounts payable. by the Issuer pursuant to the terms of such Notes.

          (b) Voluntary Prepayment of Notes. The Issuer may make a voluntary prepayment of any Notes in accordance with Section 702(b) hereof.

          Section 204. Taxes.

          (a) Any and all payments by the Issuer on the Notes shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, fees, duties, levies, imposts, deductions, charges or withholdings, whatsoever imposed by any Governmental Authority, and all liabilities with respect thereto, excluding, in the case of each Noteholder and any Person to whom a Noteholder has sold an interest in the Note owned by such Noteholder (such Noteholder and any such person being an “Indemnified Party”), such taxes as are imposed on or measured by each Indemnified Party’s net income by the jurisdiction under the laws of which such Indemnified Party, as the case may be, is organized or maintains an office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

          (b) In addition, the Issuer shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Master Loan Agreement or any other documents related to the issuance of the Notes (hereinafter referred to as “Other Taxes”).

          (c) If any Taxes or Other Taxes are directly asserted or imposed against any Indemnified Party, the Issuer shall indemnify and hold harmless such Indemnified Party for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this Section 204) paid by the Indemnified Party and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed. Payment under this indemnification shall be made within thirty (30) days from the date the Indemnified Party makes written demand therefor. The Indemnified Party, in its discretion also may, but shall not be obligated to, pay such Taxes or Other Taxes and the Issuer will promptly pay such additional amount (including any penalties, interest or expenses, except for, in the event the Indemnified Party fails to deliver notice of such assertion of Taxes or Other Taxes to the Issuer within ninety (90) days after it has received notice of such assertion or imposition of Taxes or Other Taxes, any such penalties, interest or expenses which would not have arisen but for the failure of the Indemnified Party to so notify the Issuer of such assertion or imposition of Taxes or Other Taxes) as is necessary in order that the net amount received by the Indemnified Party after the payment of such Taxes or Other Taxes (including any Taxes on such additional amount) shall equal the amount the Indemnified Party would have received had not such Taxes or Other Taxes been asserted or imposed. The Indemnified Party shall return to the Issuer the amount of any Taxes or Other Taxes for which it receives a refund, net of any income or other taxes that it will be required to pay as a result of the receipt of such refund.

          (d) If the Issuer shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Indemnified Party, then:

     (I) the sum payable shall be increased as necessary so that after making all required deductions such Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made;

     (II) the Issuer shall make such deduction or withholding; and

     (III) the Issuer shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (e) Within-thirty (30) days after the date of any payment by the Issuer of Taxes or Other Taxes, the Issuer shall furnish to each of the Noteholders the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Noteholders.

          (f) If the Issuer fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Indemnified Party, the required receipts or other required documentary evidence, the Issuer shall indemnify the Indemnified Party for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the Indemnified Party as a result of any such failure.

          (g) If the Issuer is required to pay additional amounts to any Indemnified Party pursuant to this Section 204, then such Indemnified Party shall use its reasonable efforts (consistent with legal and regulatory restrictions) to change its Address so as to eliminate any such additional payment by the Indemnified Party which may thereafter accrue if such change in the judgment of such Indemnified Party is not otherwise disadvantageous to such Indemnified Party.

          Section 205. Illegality.

          (a) If an Indemnified Party shall determine that it is unlawful to maintain any investment in any Note at a rate based upon LIBOR, the Issuer shall prepay in full all Notes then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Indemnified Party may lawfully continue to maintain such investment in any Note at a rate based upon LIBOR to such day, or immediately, if the Indemnified Party may not lawfully continue to maintain such investment in any Note at a rate based upon LIBOR.

          (b) If any Noteholder shall require the Issuer to prepay any Note immediately as provided in Section 205(a) hereof, then concurrently with such prepayment, the Issuer shall issue to the affected Noteholder and the affected Noteholder shall purchase, in the amount of such repayment, a loan or note at a rate which, in the sole discretion of the affected Noteholder, reflects its cost of funds plus two percent (2%).

          (c) Before giving any notice to the Issuer pursuant to this Section, the affected Noteholder shall designate a different Address with respect to its LIBOR Notes if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Noteholder, be illegal or otherwise disadvantageous to the Noteholder.

          Section 206. Increased Costs. If any Indemnified Party shall determine that, due to either (a) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of LIBOR) in or in the interpretation of any law or requirement of law or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Indemnified Party of agreeing to maintain their investment in any Note at a rate of interest based upon LIBOR, then the Issuer shall be liable for, and shall from time to time, upon demand therefor by such Indemnified Party, pay to such Indemnified Party such additional amounts as are sufficient to compensate such Indemnified Party for such increased costs.

          Section 207. Inability to Determine Rates. If the Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period, the Agent will forthwith give notice of such determination to the Issuer and each Noteholder. Thereafter, the obligation of the Noteholders to maintain their investment in any Note at a rate of interest based upon LIBOR hereunder shall be suspended until the Agent, upon the instruction of the Majority of Holders, revokes such notice in writing. During such period of suspension, the Issuer shall issue and the Noteholders shall purchase a note at a rate described in the last clause of Section 205(b) hereof.

          Section 208. Capital Requirements. If any Indemnified Party shall determine that any change after the date hereof in any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, any successor publication, including “Basel II”, or the adoption after the date hereof of any other law or requirement of law regarding capital adequacy, or any change after the date hereof in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any Governmental Authority charged with the enforcement or interpretation or administration thereof, or compliance by any Indemnified Party (or any Address of the Indemnified Party) or the Indemnified Party’s holding company with any request or directive regarding capital adequacy of any such Governmental Authority, has or would have the effect of reducing the rate of return on the Indemnified Party’s capital or on the capital of the Indemnified Party’s holding company, if any, as a consequence of maintaining its investment in a Note at a rate of interest based upon LIBOR to a level below that which the Indemnified Party or the Indemnified Party’s holding company could have achieved but for such adoption, change or compliance (taking into consideration the Indemnified Party’s policies and the policies of the Indemnified Party’s holding company with respect to capital adequacy) by an amount reasonably deemed by the Indemnified Party to be material, then, upon written demand by the Indemnified Party, the Issuer shall pay to the Indemnified Party, from time to time such additional amount or amounts as will compensate the Indemnified Party or the Indemnified Party’s holding company for any such reduction suffered. Without affecting its rights under this Section 208 or any other provision hereof, the Indemnified Party agrees that if there is any increase in any cost to or reduction in any amount receivable by the Indemnified Party with respect to which the Issuer would be obligated to compensate the Indemnified Party pursuant to this Section 208, the Indemnified Party shall use reasonable efforts to select an alternative Address which would not result in any such increase in any cost to or reduction in any amount receivable by the Indemnified Party; provided, however, that the Indemnified Party shall not be obligated to select an alternative Lending Office if the Indemnified Party determines that (i) as a result of such selection the Indemnified Party would be in violation of any applicable law, or would incur material, additional costs or expenses, or (ii) such selection would be unavailable for regulatory reasons.

          Section 209. Execution; Non-Recourse Obligation.

          (a) The Notes shall be executed on behalf of the Issuer by its President, Vice President or any of its Directors.

          (b) In case any officer of the Issuer whose signature shall appear on the Notes shall cease to be an officer of the Issuer before the authentication and delivery of such Notes, such signature or facsimile signature shall nevertheless be valid and sufficient for all purposes.

          (c) No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer on the Notes or under this Master Loan Agreement or any certificate, statement or other writing delivered in connection herewith on therewith, against any incorporator, subscriber, agent, administrator, shareholder, partner, officer or director, as such, of the Issuer or any predecessor, successor, Affiliate (other than the Guarantor to the extent set forth in the Guaranty) or controlling person of the Issuer, or against any stockholder of a corporation, partner of a partnership or beneficiary or equity owner of a trust, succeeding thereto (all of the foregoing, collectively, the “Exculpated Parties”), it being understood (and each holder of Note, by its acceptance thereof, shall be deemed to have consented and agreed) that recourse shall be solely to the Collateral. The Issuer and any director or officer or employee or agent of the Issuer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. No suit, claim or proceeding shall be brought against the Exculpated Parties or any of them for any obligation under or relating to the Notes, this Master Loan Agreement or any agreement, instrument, certificate or other document delivered in connection therewith.

          Section 210. Reserved.

          Section 211. Registration; Registration of Transfer and Exchange of Notes. (a) The Agent shall keep at its principal office books for the registration and transfer of the Notes (the “Note Register”). The Issuer hereby appoints the Agent as its registrar and transfer agent to keep such books and make such registrations and transfers as hereinafter set forth in this Section 211. The names and addresses of the Holders of all Notes and all transfers of, and the names and addresses of the transferee of, all Notes will be registered in such Note Register. The Person in whose name any Note is registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Master Loan Agreement, and the Agent and the Issuer shall not be affected by any notice or knowledge to the contrary.

     If a Person other than the Agent is appointed by the Issuer to maintain the Note Register, the Issuer will give the Agent prompt written notice of such appointment and of the location, and any change in the location, of the successor note registrar, and the Agent shall have the right to inspect the Note Register at all reasonable times and to obtain copies thereof, and the Agent shall have the right to rely upon a certificate executed on behalf of the note registrar by an officer thereof as to the names and addresses of the Noteholders and the principal amounts and number of such Notes.

               (b) Payments of principal, premium, if any, and interest on any Note shall be payable on each Payment Date only to the registered Holder thereof on the Record Date immediately preceding such Payment Date. The principal of, premium, if any, and interest on each Note shall be payable at the principal office of the Agent in immediately available funds in such coin or currency of the United States of America as at the time for payment shall be legal tender for the payment of public and private debts. All interest payable on the Notes shall be computed on the basis of a year of twelve months of 30 days each. Notwithstanding the foregoing or any provision in any Note to the contrary, if so requested by the registered Holder of any Note by written notice to the Agent, all amounts payable to such registered Holder may be paid either (i) by crediting the amount to be distributed to such registered Holder to an account maintained by such registered Holder with the Agent or by transferring such amount by wire to such other bank in the United States, including a Federal Reserve Bank, as shall have been specified in such notice, for credit to the account of such registered Holder maintained at such bank, or (ii) by mailing a check to such registered Holder to the address specified in such notice, in either case without any presentment or surrender of such Note to the Agent at the principal office of the Agent.

          (c) In the event that a Noteholder shall request a new Note or Note(s) in different denominations, such Noteholder shall surrender to the Issuer the Note(s) then held by such Noteholder against receipt from the Issuer of new Note(s) of the same Class which in the aggregate shall evidence the then unpaid principal balance of the Note(s) so surrendered.

          (d) Any service charge made or expense incurred by the Agent for any such registration, discharge from registration or exchange referred to in this Section 211 shall be paid by the Noteholder. The Agent or the Issuer may require payment by the Holder of a sum sufficient to cover any tax expense or other governmental charge payable in connection therewith.

          (e) Any Note is transferable to any Person only upon the delivery to the Issuer (with a copy to the Agent) of all of the following: (i) the Note to be so transferred, (ii) an assignment executed by the existing Holder or its duly authorized attorney and (iii) a certification from the transferring Noteholder to the effect that such transfer is made in a transaction which does not require registration under the Securities Act and pursuant to an effective registration or qualification under any State securities or “Blue Sky” laws, or in a transaction which does not require such registration or qualification. Upon satisfaction of the requirements set forth in the preceding sentence, the Issuer shall execute and deliver to the transferee a new Note of the same Class as the Note so surrendered.

          (f) Any Noteholder may at any time sell to one or more commercial banks or other Persons participating interests in any Note issued hereunder; provided, however, that (i) such Noteholder’s obligations under the Related Documents shall remain unchanged, (ii) such Noteholder shall remain solely responsible for the performance of such obligations and (iii) Issuer and the Agent shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under the Related Documents.

          Section 212. Mutilated, Destroyed, Lost and Stolen Notes. (a) If (i) any mutilated Note is surrendered to the Agent, or the Agent receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Agent such security or indemnity as it and the Issuer may require to hold the Issue and the Agent harmless (the unsecured indemnity of a Rated Institutional Noteholder being deemed satisfactory for such purpose), then the Issuer shall execute and the Issuer shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a replacement Note of the same Class and maturity and of like terms as the mutilated, destroyed, lost or stolen Note; provided, however, that if any such destroyed, lost or stolen Note, but not a mutilated Note, shall have become, or within seven days shall be, due and payable, or shall have been called for redemption, the Issuer may pay such destroyed, lost or stolen Note when so due or payable instead of issuing a replacement Note.

          (b) If, after the delivery of such replacement Note, or payment of a destroyed, lost or stolen Note pursuant to the proviso to the preceding sentence, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment such original Note, the Issuer and the Agent shall be entitled to recover upon the security or indemnity provided therefore to the extent of any loss, damage, cost or expense incurred by the Issuer or the Agent in connection therewith.

          (c) The Agent and Issuer may, for each new Note delivered under the provisions of this Section 212, require the advance payment by the Noteholder of the expenses, including counsel fees, service charges and any tax or governmental charge which may be incurred by the Agent or Issuer. Any Note issued under the provisions of this Section 212 in lieu of any Note alleged to be destroyed, mutilated, lost or stolen, shall be equally and proportionately entitled to the benefits of this Master Loan Agreement with all other Notes of the same Class. The provisions of this Section 212 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

          Section 213. Delivery, Retention and Cancellation of Notes. Each Noteholder is required, and hereby agrees, to return to the Agent, within 30 days after the Final Payment Date, any Note on which the final payment due thereon has been made. Any such Note as to which the Agent has made or holds the final payment thereon shall be deemed cancelled and shall no longer be Outstanding or outstanding for any purpose of this Master Loan Agreement, whether or not such Note is ever returned to the Agent. Matured Notes delivered upon final payment to the Issuer and any Notes transferred or exchanged for other Notes shall be cancelled and destroyed by the Issuer. If the Agent, for its own account, shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes. If the Issuer shall acquire any of the Notes, such acquisition shall operate as a redemption or satisfaction of the indebtedness represented by such Notes. Notes which have been cancelled by the Issuer shall be deemed paid and discharged for all purposes under this Master Loan Agreement.

ARTICLE III

PAYMENT OF NOTES; STATEMENTS TO NOTEHOLDERS

          Section 301. Principal and Interest. Distributions of principal, premium, if any, and interest on any Class of Notes shall be made to Noteholders of such Class as set forth in Section 302 of this Master Loan Agreement.

          Section 302. Trust Account. (a) The Agent shall establish and maintain in its name the Trust Account into which all Net Container Revenues and other amounts required to be deposited therein shall be deposited. Such Trust Account shall be maintained on behalf of the Noteholders, until the Notes are paid in full. The Trust Account shall be maintained as an Eligible Account by and in the name of the Agent and shall be, to the extent of any Interest therein, pledged to Agent pursuant to the terms of this Master Loan Agreement. The parties hereto agree that this Agreement shall establish “control” (as defined in Section 9-104 of the UCC) of the Trust Account by the Agent, which control is effective to perfect the Agent’s security interest in the Trust Account. The Issuer has hereby granted to the Agent a security interest in the Trust Account and all property therein from time to time, and Fortis (in its capacity as securities intermediary) shall act as the Agent’s agent with respect to the receipt, processing, and application of those funds. The Issuer shall cause the Manager to deposit in the Trust Account all Net Container Revenues by not later than the seventh (7th) Business Day following receipt. The Issuer shall not establish any bank accounts without the prior written consent of the Agent.

          (b) [Reserved]

          (c) On each Payment Date, the Agent, based on the Distribution Report, shall distribute an amount equal to all amounts on deposit in the Trust Account as of the last day of the related Collection Period (the “Distributable Cash Flow”), to the following Persons in the following order of priority, with no payment being made toward any item unless and until all prior items have been fully satisfied:

     (1) To such Persons as the Administrator shall direct the amount of (x) any Restructuring Fees and (y) any Issuer Expenses, such Issuer Expenses not to exceed $25,000 (except to cover legal expenses in connection with the transactions contemplated herein), then due and payable that have not paid by the Manager in accordance with the terms of the Management Agreement;

     (2) To each Class A Noteholder and each Class B Noteholder, respectively, such Noteholder’s Pro Rata share of either (A) the sum of (i) the Class A Note Interest Payment and (ii) the Class A Note Interest Arrearage (in the case of a Class A Noteholder), or (B) the sum of (i) the Class B Note Interest Payment and (ii) Class B Note Interest Arrearage (in the case of a Class B Noteholder), on a pari passu basis;

     (3) To each Noteholder of the Class A Notes then Outstanding, the Class A Note Principal Payment and any prepayments of principal required hereunder, until such principal is repaid in full;

     (4) To each Noteholder of any Class B Notes then Outstanding, the Class B Note Principal Payment and any prepayments of principal required hereunder, until such principal is repaid in full;

     (5) To the Manager by wire transfer of immediately available funds, an amount equal to the Management Fee and any Disposition Fees then due and payable and any arrearages thereof;

     (6) All indemnification payments owing to the Agent and the Noteholder, including without limitation, all Taxes, Other Taxes, increased costs and amounts payable in respect of capital adequacy under Section 208 hereof.

     (7) To the Manager, any indemnification payments owing to the Manager pursuant to the Management Agreement;

     (8) To the Class C Noteholder, all remaining Distributable Cash Flow until the Class C Note Principal Balance has been paid in full; and

     (9) To the Issuer or its designee, all remaining Distributable Cash Flow.

          (d) If the amounts to be distributed on any Payment Date are not sufficient to make payment in full to the Noteholders with respect to any of clauses described in Section 302(c) above, then payments to Noteholders pursuant to any such clause will be allocated to such Noteholders on a pro rata basis based on the amount payable to each such Noteholder pursuant to each such clause.

          Section 303. Investment of Monies Held in the Trust Account. The Agent shall invest any cash deposited in the Trust Account in such Eligible Investments as the Administrator shall direct. Each Eligible Investment (including reinvestment of the income and proceeds of Eligible Investments) shall be held to its maturity and, shall mature not later than the Business Day immediately preceding the next succeeding Payment Date. If the Agent has not received written instructions from the Administrator as to the investment of funds then on deposit in any of the aforementioned accounts, the Issuer hereby instructs the Agent to invest such fiends in Eligible Investments described in clause (iv) of the definition thereof. Any funds in the Trust Account not so invested must be fully insured by the Federal Deposit Insurance Corporation. Eligible Investments shall be made in the name of the Agent for the benefit of the Noteholders. Any earnings on Eligible Investments in the Trust Account shall be retained in each such account and be distributed in accordance with the terms of this Master Loan Agreement. The Agent shall not be liable or responsible for losses on any investments made by it pursuant to and in compliance with such instructions of the Manager.

          Section 304. Reports to Noteholders. (a) By January 31 of each calendar year following any year during which the Notes are outstanding, the Agent will, to the extent such information is received from the Administrator, furnish to each Noteholder of record at any time during such preceding calendar year, a statement setting forth the aggregate amount of principal and interest paid to such Holder during the preceding calendar year.

          (b) The Agent shall promptly upon request furnish to each Noteholder a copy of all reports, financial statements and notices received by the Agent, pursuant to the terms of the Administration Agreement, the Purchase Agreement or the Management Agreement.

          Section 305. Records. The Agent shall cause to be kept and maintained adequate records pertaining to the Trust Account and all disbursements therefrom. The Agent shall file at least monthly an accounting thereof in the form of a trust statement with the Issuer and the Administrator.

          Section 306. Restricted Cash Account. (a) The Issuer has established and maintains an Eligible Account which shall has been designated as the restricted cash account (the “Restricted Cash Account”). On the Restatement Date, all amounts then remaining in the Restricted Cash Account shall be deposited into the Trust Account and applied to the payment of principal of the Class A Notes, and thereupon the Restricted Cash Account shall be closed.

ARTICLE IV

COLLATERAL

          Section 401. Collateral. (a) The Notes and the obligations of the Issuer hereunder shall be solely an obligation of the Issuer as provided in Section 209 hereof (except as provided for in the Guaranty). The Noteholders shall have only the benefit of, and the Notes shall be secured by and be payable from, the Issuer’s right, title and interest in the Collateral.

          (b) Notwithstanding anything contained in this Master Loan Agreement to the contrary, the Issuer expressly agrees that it shall remain liable under each of the Leases and its Contracts and each of its licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract or license. The Agent shall not have any obligation or liability under any Leases, Contract or license by reason of or arising out of this Master Loan Agreement or the granting to Agent of a Lien therein or the receipt by Agent of any payment relating to any Lease or Contract pursuant hereto, nor shall the Agent be required or obligated in any manner to perform or fulfill any of the obligations of the Issuer under or pursuant to any Lease or Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Lease or Contract, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

          (c) The Issuer shall continue to collect the Accounts, provided that such collection is performed in a prudent and businesslike manner, and Agent may, upon the occurrence of any Event of Default or Potential Event of Default and upon prior notice, limit or terminate said authority at any time. Any Proceeds received in payment of any such Account or in payment for any of its Inventory or on account of any of its Contracts shall be promptly deposited by the Issuer, except as otherwise permitted hereby, in precisely the form received (with all necessary endorsements) in the Trust Account as hereinafter provided, and until so turned over shall be deemed to be held in trust by the Issuer for and as Agent’s property and shall not be commingled with the Issuer’s other funds or properties. Such Proceeds, when deposited, shall continue to be collateral security for all of the obligations secured by this Master Loan Agreement and shall not constitute payment thereof until applied as hereinafter provided. If an Event of Default or Potential Event of Default has occurred, at the request of Agent, the Issuer shall deliver to the Agent all original and other documents evidencing, and relating to, the sale and delivery of such Inventory and the Issuer shall deliver all original and other documents evidencing and relating to, the performance of labor or service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts.

          (d) The Agent may at any time, upon the occurrence of and continuation of any Event of Default or Potential Event of Default, after first notifying the Issuer of its intention to do so, notify Account Debtors of the Issuer, parties to the Contracts of the Issuer, obligors in respect of Instruments of the Issuer and obligors in respect of Chattel Paper of the Issuer that the Accounts and the right, title and interest of the Issuer in and under such Contracts, Instruments, and Chattel Paper have been assigned to Agent and that (notwithstanding the license granted to the Manager to collect such payments) payments shall be made directly to Agent. Upon the request of the Agent, the Issuer shall so notify such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper. Upon the occurrence and continuation of an Event of Default or Potential Event of Default, the Agent may, communicate with such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper to verify with such parties, to Agent’s satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.

          (e) The security interest hereby granted to Agent by the Issuer is subject to the right of any lessee to the quiet enjoyment of the related Container so long as (i) such lessee is not in default under the related Lease, and (ii) the Manager under the Management Agreement (or the Agent, as provided in Section 401(d)) continues to receive all amounts payable under the related Lease.

          Section 402. Pro Rata Interest. (a) The Notes shall be equally and ratably entitled to the benefits of this Master Loan Agreement without preference, priority or distinction, all in accordance with the terms and provisions of this Master Loan Agreement. All Notes of a particular Class issued hereunder are and are to be, to the extent provided in this Master Loan Agreement, equally and ratably secured by this Master Loan Agreement without preference, priority or distinction on account of the actual time or times of the authentication or delivery of the Notes so that, all Notes of a particular Class at any time Outstanding (including Notes owned by the Seller and its Affiliates, other than the Issuer) shall have the same right, Lien and preference under this Master Loan Agreement and shall all be equally and ratably secured hereby with like effect as if they had all been executed, authenticated and delivered simultaneously on the date hereof.

               (b) If the conditions specified in Section 701 of this Master Loan Agreement are met with respect to the Notes, the security interest and all other estate and rights granted by this Master Loan Agreement with respect to the Notes shall cease and become null and void and all of the property, rights, and interest granted as security for the Notes shall revert to, and revest in, the Issuer without any other act or formality whatsoever.

          Section 403. Agent’s Appointment as Attorney-in-Fact. (a) The Issuer hereby irrevocably constitutes and appoints Agent, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Issuer and in the name of the Issuer or in its own name, from time to time at Agent’s discretion, for the purpose of carrying out the terms of this Master Loan Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Master Loan Agreement.

          (b) Except upon the occurrence and continuation of an Event of Default or Potential Event of Default, the Agent shall not exercise the power of attorney or any rights granted to Agent pursuant to this Section 403. The Issuer hereby ratifies, to the extent permitted by law, all that said attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 403 is a power coupled with an interest and shall be irrevocable until the Notes are paid and performed in full.

          (c) The powers conferred on Agent hereunder are solely to protect Agent’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees, agents or representatives shall be responsible to the Issuer for any act or failure to act, except for its own gross negligence or willful misconduct.

          (d) The Issuer also authorizes Agent, at any time and from time to time upon the occurrence of any Event of Default or Potential Event of Default, to (i) communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of the Issuer in and under the Contracts hereunder and other matters relating thereto and (ii) execute, in connection with the sale of Collateral provided for in Article VIII hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

          (e) If the Issuer fails to perform or comply with any of its agreements contained herein and the Agent shall, in its sole discretion, perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses, including attorneys’ fees, of Agent incurred in connection with such performance or compliance together with interest thereon at the rate specified herein, shall be payable by the Issuer to Agent on demand and shall constitute Outstanding Obligations secured hereby.

          Section 404. Release of Security Interest. The Agent, at the written direction of the Administrator, shall release from the security interest created pursuant to the terms of this Master Loan Agreement, any Container and the related items of Collateral (1) for which the Warranty Purchase Amount has been deposited in the Trust Account in accordance with the provisions of the related Purchase Agreement or (2) upon the sale of a Container in accordance with the provisions of Section 606 hereof and Section 6 of the Management Agreement. In effectuating such release, the Agent shall be entitled to rely on a certificate of the Administrator identifying each Contract or other items to be released from this Master Loan Agreement in accordance with the provisions of this Section 404.

          The Agent will, promptly upon receipt of such certificate from the Administrator, execute and deliver to the Issuer, a non-recourse certificate of release and such additional documents and instruments as that person may reasonably request to evidence the termination and release from the Lien of this Master Loan Agreement of such Container, the other related items of Collateral.

          Section 405. Administration of Collateral. The Agent hereby acknowledges the appointment by the Issuer of the Administrator to service and administer the Collateral in accordance with the provisions of the Administration Agreement(s) and agrees to provide the Administrator with such documentation, and to take all such actions, as the Administrator may reasonably request in accordance with the provisions of the Administration Agreement(s).

ARTICLE V

RIGHTS OF NOTEHOLDERS; ALLOCATION
AND APPLICATION OF COLLECTIONS

          Section 501. Rights of Noteholder. The Noteholders shall have the right to receive, to the extent necessary to make the required payments with respect to the Notes at the times and in the amounts specified herein, (i) the portion of Distributable Cash Flow allocable to Noteholders pursuant to this Master Loan Agreement, and (ii) funds on deposit in the Trust Account allocable to Noteholders pursuant to this Master Loan Agreement. Each Noteholder, by acceptance of its Notes, ratifies and confirms the terms of this Master Loan Agreement and the Related Documents executed in connection herewith.

          Section 502. Collections and Allocations. With respect to each Collection Period, Collections on deposit in the Trust Account will be allocated in accordance with Article III of this Master Loan Agreement.

ARTICLE VI

COVENANTS

          For so long as any Outstanding Obligation of the Issuer under this Master Loan Agreement and the Notes remain unpaid, the Issuer shall observe each of the following covenants:

          Section 601. Payment of Principal and Interest Payment of Taxes. (a) The Issuer will duly and punctually pay the principal of and interest on the Notes in accordance with the terms of the Notes and this Master Loan Agreement.

          (b) Subject to the availability of funds therefor under Article III, the Issuer will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, of every kind and nature, and all other governmental charges levied or imposed upon the Issuer or (to the extent payable by the Issuer) upon the income, profits or property (including the Collateral or any part thereof) of the Issuer and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Issuer; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharges any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which the Issuer maintains adequate reserves and in no event shall any such contest result in an actual forfeiture of any portion of the Collateral. The Issuer will deliver to the Agent receipts evidencing the payment of all such taxes, assessments, levies, fees, rents and other public charges imposed upon or assessed against the Issuer or the Collateral.

          Section 602. Maintenance of Office. The registered office of the Issuer is located at Clarendon House, Church Street, Hamilton HM 11, Bermuda. The Issuer shall not establish a new location for its registered office unless (i) it shall have given to the Agent not less than sixty (60) days’ prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Agent may reasonably request, and (ii) with respect to such new location, it shall have taken at its own cost all action necessary so that such change of location does not impair the security interest of the Agent in the Collateral, or the perfection of the sale or contribution of the Containers to the Issuer, and shall have delivered to the Agent copies of all filings required in connection therewith.

          Section 603. Existence. The Issuer will keep in full effect its existence, rights and franchises as a company under the laws of Bermuda, and will obtain and preserve its qualification as a foreign company in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Master Loan Agreement and the Notes.

          Section 604. Protection of Collateral. The Issuer will from time to time execute and deliver all amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and will, upon the reasonable request of the Administrator or the Agent, take such other action necessary or advisable to:

          (a) grant more effectively the security interest in all or any portion of the Collateral;

          (b) maintain or preserve the Lien of this Master Loan Agreement (and the priority thereof) or carry out more effectively the purposes hereof;

          (c) perfect, publish notice of, or protect the validity of the security interest in the Collateral created pursuant to this Master Loan Agreement;

          (d) enforce any of the items of the Collateral;

          (e) preserve and defend its right, title and interest to the Collateral and the rights of the Agent in such Collateral against the claims of all Persons (other than the Noteholders or any Person claiming through the Noteholders).

          Section 605. Performance of Obligations. The Issuer will not take, or fail to take, any action, and will use its best efforts not to permit any action to be taken by others, which would release any Person from any of such Person’s covenants or obligations under any Related Document or any agreement or instrument included in the Collateral, or which would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such Related Document, agreement or instrument.

          Section 606. Negative Covenants. The Issuer will not:

          (a) sell, transfer, exchange or otherwise dispose of any of the Collateral, except in connection with a sale pursuant to Sections 612 or 817 hereof or as otherwise permitted by this Master Loan Agreement;

          (b) claim any credit on, make any deduction from the principal, premium, if any, or interest payable in respect of the Notes (other than amounts properly withheld from such payments under any Applicable Law) or assert any claim against any present or former Noteholder by reason of the payment of any taxes levied or assessed upon any of the Collateral;

          (c) (i) permit the validity or effectiveness of this Master Loan Agreement to be unpaired, or (ii) permit the Lien of this Master Loan Agreement with respect to the Collateral to be subordinated, terminated or discharged, except as permitted in accordance with Section 404 or Article VII hereof, or (iii) permit any Person to be released from any covenants or obligations with respect to such Collateral, except as may be expressly permitted by the Management Agreement;

          (d) permit the Lien of the Agent, on behalf of the Noteholders, not to constitute a valid first priority perfected Lien in the Collateral;

          (e) transact any business within the United States of America; provided, however, that the Issuer may lease one or more of the Containers to a Person located or operating in the United States of America; or

          (f) amend this Master Loan Agreement or any Related Document without the prior written consent of the Agent in each instance.

          Section 607. Non-consolidation of Issuer. The Issuer shall (1) maintain its books and records separate from the books and records of any other entity, (2) maintain separate bank accounts, (3) not commingle its funds with those of any other Person, (4) not engage in any action that would cause the separate legal identity of the Issuer not to be respected, including, without limitation (a) holding itself out as being liable for the debts of any other Person or (b) acting other than through its duly authorized representatives or agents, (5) maintain a separate office from that of its shareholders, and (6) conduct all of its business correspondence in Issuer’s own name.

          Section 608. No Bankruptcy Petition. The Issuer shall not (1) commence any case, proceeding or other action under any existing or future bankruptcy, insolvency or similar law seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (2) seek appointment of a receiver, Agent, custodian or other similar official for it or any part of its assets, (3) make a general assignment for the benefit of creditors, or (4) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing.

          Section 609. Liens. The Issuer shall not contract for, create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except for (i) the Lien created pursuant to the terms of this Master Loan Agreement and (ii) Permitted Liens.

          Section 610. Other Debt. The Issuer shall not contract for, create, incur, assume or suffer to exist any indebtedness other than any Notes issued pursuant to this Master Loan Agreement, except trade payables and expense accruals incurred in the ordinary course and which are incidental to the purposes permitted pursuant to Section 616 hereof.

          Section 611. Guarantees Loans Advances and Other Liabilities. The Issuer will not make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing, or otherwise), endorse (except for the endorsement of checks for collection or deposit) or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

          Section 612. Consolidation Merger and Sale of Assets. (a) The Issuer shall not amalgamate, consolidate or merge with or into, any other Person or convey or transfer to any Person all or any part of the Collateral, except for (i) any such conveyance or transfer contemplated in this Master Loan Agreement and (ii) any sale of any Container made in accordance with the provisions of Section 6 of the Management Agreement.

          (b) The obligations of the Issuer hereunder shall not be assignable nor shall any Person succeed to the obligations of the Issuer hereunder except in each case in accordance with the provisions of this Master Loan Agreement.

          Section 613. Other Agreements. The Issuer will not after the date of the issuance of the Notes enter into or become a party to any agreements or instruments other than this Master Loan Agreement, the Purchase Agreement, the Note Purchase Agreements, or any other agreement(s) contemplated by this Master Loan Agreement or the Purchase Agreement, including, without limitation, any agreement(s) for disposition of the Collateral permitted by Sections 612, 804 or 817 hereof and any agreement(s) for the sale or re-lease of a Container made in accordance with the provisions of the Purchase Agreement. In addition, the Issuer will not amend, modify or waive any provision of the Purchase Agreement or give any approval or consent or permission provided for therein without the prior written consent of the requisite Persons set forth in the Purchase Agreement.

          Section 614. Charter Documents. The Issuer will not amend or modify its Memorandum of Association or bye-laws, without the prior written consent of the Majority of Holders.

          Section 615. Capital Expenditures. The Issuer will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty).

          Section 616. Permitted Activities. The Issuer will not engage in any activity or enter into any transaction except as permitted under its Memorandum of Association or bye-laws as in effect on the date on which this Master Loan Agreement is executed.

          Section 617. Investment Company Act. The Issuer will conduct its operations, and will cause the Administrator to conduct the Issuer’s operations, in a manner which will not subject it to registration as an “investment company” under the United States investment Company Act of 1940, as amended.

          Section 618. Payments of Collateral. If the Issuer shall receive from any Person any payments with respect to the Collateral (to the extent such Collateral has not been released from the Lien of this Master Loan Agreement in accordance with Section 404 hereof), the Issuer shall receive such payment in trust for the Agent, as secured party hereunder, and subject to the Agent’s security interest and Shall immediately deposit such payment in the Trust Account.

          Section 619. Notices. The Issuer will notify the Agent in writing of any of the following events immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Persons) affected with respect thereto:

          (a) Default. The occurrence of an Event of Default or a Potential Event of Default;

          (b) Litigation. The institution of any litigation, arbitration proceeding or proceeding before any Governmental Authority which might have or result in a Material Adverse Change;

          (c) Material Adverse Change. The occurrence of a Material Adverse Change;

          (d) Other Events. The occurrence of such oilier events as the Agent or any Noteholder may from time to time specify.

          Section 620. Books and Records. The Issuer shall, and shall cause the Administrator to, maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

          Section 621. Taxes. The Issuer shall, or shall cause the Administrator to, pay when due, all of its taxes, unless and only to the extent that Issuer is contesting such taxes in good faith and by appropriate proceedings and Issuer has set aside on its books such reserves or other appropriate provisions therefor as may he required by GAAP.

          Section 622. Subsidiaries. The Issuer shall not create any Subsidiaries.

          Section 623. Investments. The Issuer shall not make or permit to exist any Investment in any Person except for Investments in Eligible Investments made in accordance with the terms of this Master Loan Agreement.

          Section 624. Use of Proceeds. The Issuer shall use the proceeds of the Notes only for the purchase of Containers and other general corporate purposes. In addition, Issuer shall not permit any proceeds of the Notes to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, and shall furnish to each Bank, upon its request, a statement in conformity with the requirements of Regulation U.

          Section 625. Managerial Reports. On or prior to each Determination Date, the Issuer shall deliver, or shall the deliver, to the Agent each of the following: (i) an Asset Base Certificate as of the most recent Collection Period Date; and (ii) a Distribution Report for the related Collection Period.

          Section 626. Maintenance of the Collateral. Issuer shall maintain at its expense, or cause the Manager to maintain, each item of Collateral in good order and in safe operating condition in accordance with the manufacturer’s specifications therefor and in accordance with international conventions regarding Containers.

          Section 627. Insurance. Issuer shall insure, at its expense, or cause the Manager to insure, the Containers against risks for physical damage, total loss and claims by third parties for damages. The coverages to be provided under policy with a reputable insurer to be in accordance with industry practice in terms of amount, risks and deductibles.

          Section 628. Nonconsolidation Matters. The Issuer shall:

(1)	not engage in any business unrelated to the ownership and leasing, use and operation of the Containers;

(2)	not have any assets other than those related to the Containers;

(3)	do all things necessary to preserve its existence;

(4)	maintain its accounts, books and records separate from any other Person;

(5)	maintain its books, records, resolutions and agreements as official records;

(6)	not commingle its funds or assets with those of any other Person;

(7)	hold its assets in its own name and maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person;

(8)	conduct its business in its name;

(9)	maintain its books, records, financial statements, accounting records, bank accounts and other entity documents separate from any other Person, and file its own tax returns;

(10)	pay its own liabilities out of its own funds and assets;

(11)	observe all corporate formalities;

(12)	maintain an arms-length relationship with its Affiliates;

(13)	not have or assume any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than as expressly permitted under this Master Loan Agreement or any of the Related Documents;

(14)	not assume or guaranty or become obligated for the debts of any other Person nor hold itself out to be responsible for the debts or obligations of any other Person;

(15)	not acquire obligations or securities of its member, beneficial owners or its Affiliates;

(16)	remain solvent, pay debts and liabilities as they become due and allocate fairly and reasonably shared expenses, including, without limitation, shared office space;

(17)	not pledge its assets for the benefit of any other Person, except pursuant to this Master Loan Agreement or any of the Related Documents;

(18)	hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(19)	maintain and utilize separate stationary, invoices and checks;

(20)	not make loans or advances to any other Person;

(21)	not identify its member, beneficial owners or any of its Affiliates as a division or part of it;

(22)	not enter into or be a party to any transaction, contract or agreement with its member, beneficial owners or its Affiliates other than as contemplated in this Master Loan Agreement or any of the Related Documents, except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party;

(23)	pay the salaries of its own employees from its own funds;

(24)	maintain adequate capital for the normal obligations reasonably foreseeable in its contemplated business and in light of its contemplated business operations;

(25)	not guarantee any obligation of any Person, including any Affiliate (except as permitted by this Master Loan Agreement or any of the Related Documents);

(26)	not engage, directly or indirectly, in any business other than that arising out of the ownership and leasing of the Containers and the issuance of the Indebtedness or the actions required or permitted to be performed under this Master Loan Agreement or any of the Related Documents;

(27)	not incur, create or assume any indebtedness other than the Indebtedness incurred by the Issuer in accordance with this Master Loan Agreement or any of the Related Documents;

(28)	not to the fullest extent permitted by law, engage in any dissolution, liquidation, conversion, domestication (including transfer and continuance), amalgamation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of this Master Loan Agreement or any of the Related Documents; and

(29)	not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

          Section 629. Purchase of Containers. The Issuer shall not purchase any Container pursuant to the Purchase Agreement or otherwise, without the prior written consent of the Majority of Holders.

ARTICLE VII

DISCHARGE OF MASTER LOAN AGREEMENT

          Section 701. Full Discharge. With respect to the Notes, after payment in full of (i) the principal of, and premium, if any, and interest on, such Notes, (ii) the fees and charges of the Agent and (iii) all other Outstanding Obligations of the Issuer under this Master Loan Agreement, the Agent shall, at the request of the Issuer, execute and deliver to the Issuer such deeds or other instruments as shall be requisite to evidence the satisfaction and discharge of this Master Loan Agreement and the security hereby created, and to release the Issuer from its covenants contained in this Master Loan Agreement.

          Section 702. Prepayment of Notes. (a) Mandatory Prepayments. At any time that the aggregate unpaid principal balance of all Class A Notes and Class B Notes then Outstanding exceeds the Asset Base (an “Asset Base Imbalance”), as evidenced by the Asset Base Certificate most recently received by the Agent, the Issuer shall immediately prepay the outstanding principal amount of all Notes (excluding the Class C Notes) in an amount equal to such excess. The amount of any such prepayment shall be allocated first to the Class A Notes (until such Notes are paid in full) then Outstanding on a pro rata basis based on the then unpaid principal balance of such Notes then Outstanding and second to the Class B Notes (until such Notes are paid in full) then Outstanding on a pro rata basis based on the then unpaid principal balance of such Notes then Outstanding.

          (b) Other Prepayments. Upon notice to the Agent but without requiring the consent of the Noteholders, the Notes shall be subject to optional prepayment in whole (but not in part) at any time by the Issuer.

          Section 703. Unclaimed Funds. In the event that any amount due to any Noteholder remains unclaimed, the Issuer shall, at its expense, cause to be published once, in the eastern edition of The Wall Street Journal, notice that such money remains unclaimed. Any such unclaimed amounts shall not be invested by the Agent (notwithstanding the provisions of Section 305 hereof) and no additional interest shall accrue on the related Note subsequent to the date on which such funds were available for distribution to such Noteholder. Any such unclaimed amounts shall be held by the Agent in trust until the latest of (i) two years after the date of the publication described in the second preceding sentence, (ii) the date all other registered Noteholders shall have received full payment of all principal of and premium, if any, and interest and other sums payable to them on such Notes or the Agent shall hold (and shall have notified the registered Noteholders that it holds) in trust for that purpose an amount sufficient to make full payment thereof when due and (iii) the date the Issuer shall have fully performed and observed all their covenants and obligations contained in this Master Loan Agreement. Thereafter any such unclaimed amounts shall be paid by the Agent on demand to the following person and in the percentages set forth below:

     (a) to the Class C Noteholder as contingent interest, twenty-five percent (25%);

     (b) to the Issuer (or to such Person as the Issuer may direct), seventy-five percent (75%).

          Thereupon the Agent shall be released from all further liability with respect to such monies, and thereafter the registered Noteholders in respect of which such monies were so paid to the Issuer shall have no rights in respect thereof except to obtain payment of such monies from the Issuer.

ARTICLE VIII

DEFAULT PROVISIONS AND REMEDIES

          Section 801. Event of Default. “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

               (A) default in the payment of principal of the Notes on the Final Payment Date or any failure to make a Restructuring Fee payment when due under the Restructuring Fee Letter; or

               (B) default in the payment of the premium, if any, and interest on the Notes within fifteen (15) calendar days after the same shall have become due and payable in accordance with the terms of such Notes and this Master Loan Agreement.

          (ii) default in any material respect in the performance, or breach in any material respect, of any covenant of the Issuer in this Master Loan Agreement (other than a covenant or agreement a breach of which or default in the performance of which breach is elsewhere in this Section specifically dealt with) or if any representation or warranty of the Issuer made in this Master Loan Agreement or any other Related Documents or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith with respect to or affecting the Notes shall prove to be inaccurate in any material respect as of the time when the same shall have been made, and, if such breach or default or inaccuracy is curable, continuance of such default or breach or inaccuracy for a period of sixty (60) days after the earlier to occur of (i) actual knowledge of such default, breach or inaccuracy by the Issuer or (ii) the date on which there has been given, by registered or certified mail, to the Issuer by the Agent, or to the Issuer and the Agent by any Noteholder, a written notice specifying such default or breach or inaccuracy and requiring it to be remedied;

          (iii) the entry of a decree or order for relief by a court having jurisdiction in respect of the Issuer in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Issuer, as the case may be, or for any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

          (iv) the commencement by the Issuer of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Issuer, as the case may be, to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Issuer, as the case may be, or any substantial part of their respective properties, or the making by the Issuer, as the case may be of any general assignment for the benefit of creditors, or the failure by the Issuer, as the case may be generally to pay its debts as they become due, or the taking of corporate action by the Issuer in furtherance of any such action;

          (v) any of the Related Documents ceases to be in full force and effect;

          (vi) all of the following conditions shall have occurred: (A) a Manager Default shall have occurred and then be continuing, (B) the Agent (acting at the direction of the Majority of Holders) shall have directed the Issuer to appoint a replacement manager and (C) none of the Issuer, the Manager or any other Person shall have identified and qualified a replacement manager by the second (2nd) Payment Date after the occurrence of such Manager Default; or

          (vii) the occurrence of a Guarantor Event of Default;

          (viii) the Agent shall fail to have a first priority perfected security interest in all, or any portion of, the Collateral, or

          (ix) after giving effect to any payments received under the Guaranty, an Asset Base Imbalance shall exist.

          Section 802. Acceleration of Stated Maturity; Rescission and Annulment.

          (a) Upon the occurrence of an Event of Default under either clause (iii) or (iv) of Section 801, then the principal of, and accrued interest on, all Notes then Outstanding shall become immediately due and payable without any further action by any Person. If any other Event of Default under Section 801 occurs and is continuing, then in every case the Agent (unless instructed in writing to the contrary by the Majority of Holders) shall declare the principal of, and accrued interest on, all Notes then Outstanding to be due and payable immediately, by a notice in writing to the Issuer, and upon any such declaration such principal and accrued interest shall become immediately due and payable.

          (b) At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Agent as hereinafter in this Article provided, the Majority of Holders, by written notice to the Issuer and the Agent, may rescind and annul such declaration and its consequences if:

     (i) the Issuer has paid or deposited with the Agent a sum sufficient to pay:

     (A) all of the installments of interest and premium on and principal of all Notes which were overdue prior to the date of such acceleration;

     (B) to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the default interest rate for such Notes; and

     (C) all sums paid or advanced by the Agent hereunder or the Manager and the reasonable compensation, out-of-pocket expenses,

disbursements and advances of the Agent, its agents and counsel incurred in Connection with the enforcement of this Master Loan Agreement; and

     (ii) all Events of Default, other than the nonpayment of the principal of or interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 813 hereof.

     No such rescission with respect to any Event of Default shall affect any subsequent Event of Default or impair any right consequent thereon.

          Section 803. Collection of Indebtedness.

          The Issuer covenants that, if an Event of Default occurs and is continuing, the Issuer will, upon demand of the Agent, pay to the Agent, for the benefit of the Noteholders, the whole amount then due and payable on such Notes for principal and interest, with interest upon the overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest, at the default interest payable with respect to each such Note; and, in addition thereto, such further amount as shall be sufficient to cover all Outstanding Obligations, including the costs and out-of-pocket expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Agent, its agents and counsel incurred in connection with the enforcement of this Master Loan Agreement.

          Section 804. Remedies.

          (a) If an Event of Default shall occur and be continuing, the Agent, by such officer or agent as it may appoint, (A) if a Manager Default is then continuing, may replace the Manager in accordance with the terms of the Management Agreement, and (B) shall (unless instructed in writing to the contrary by the Majority of Holders) take all of the following actions:

(i)	institute any Proceedings for the collection of all amounts then due and payable on the Notes or under this Master Loan Agreement, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Collateral and any other assets of the Issuer any monies adjudged due;

(ii)	take possession of the Collateral or any portion thereof or rights or interest therein, and, in accordance with the provisions of Section 804(b) hereof, sell or re-lease such Collateral;

(iii)	institute any Proceedings from time to time for the complete or partial foreclosure of the Lien created by this Master Loan Agreement with respect to the Collateral; and

(iv)	exercise any remedies of a secured party under the Uniforms Commercial Code or any applicable law (to the extent not otherwise dealt with in this Section 804(a)) and take any other appropriate action to protect and enforce the rights and remedies of the Agent or the Noteholders hereunder.

          (b) Upon foreclosing upon or otherwise taking possession of the Collateral in accordance with the provisions of this Section 804, the Agent shall, in accordance with the written directions of the Majority of Holders, exercise one or more of the following options: (i) sell the Collateral in accordance with the provisions of Section 817 hereof or (ii) arrange for a replacement Manager to operate the Collateral.

          Section 805. Agent May Enforce Claims Without Possession of Notes.

          (a) In all Proceedings brought by the Agent (and also any Proceedings involving the interpretation of any provision of this Master Loan Agreement to which the Agent shall be a party), the Agent shall be held to represent all of the Noteholders, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

          (b) All rights of action and claims under this Master Loan Agreement or the Notes may be prosecuted and enforced by the Agent without the possession of any of the Notes or the production thereof in any Proceeding relating thereto, and any such Proceeding instituted by the Agent shall be brought in its own name as Agent hereunder, and any recovery whether by judgment, settlement or otherwise shall, after provision far the payment of the reasonable compensation, expenses, and disbursements incurred and advances made, by the Agent, its agents and counsel, be for the ratable benefit of the Holders of the Notes, subject to the subordination of payments among Classes as set forth herein.

          Section 806. Allocation of Money Collected.

          If the Notes have been declared due and payable following an Event of Default and such declaration and its consequences have not been rescinded or annulled, any money collected by the Agent pursuant to this Article or otherwise and any other monies that may be held or thereafter received by the Agent as security for such Notes shall be applied, to the extent permitted by law, in the following order, at the date or dates fixed by the Agent:

          FIRST: To the payment of all amounts due the Agent in connection with the enforcement of the remedies set forth in this Article VIII; and

          SECOND: Any remaining amounts shall be distributed in accordance with Section 302(c) hereof.

          Section 807. Limitation on Suits.

          Except to the extent provided in Section 808 hereof, no Noteholder shall have the right to institute any Proceeding, with respect to this Master Loan Agreement, or for the appointment of a receiver or trustee, or for any other remedy hereunder unless:

     (i) such Holder has previously given written notice to the Agent of a continuing Event of Default;

     (ii) the Agent shall have failed to institute Proceedings in accordance with the provisions of Section 804 hereof;

     (iii) such Holder or Holders have offered to the Agent reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request (the unsecured indemnity of a Rated Institutional Noteholder being deemed satisfactory for such purpose);

     (iv) the Agent has, for 30 days after its receipt of such notice, request and offer of security or indemnity, failed to institute any such Proceeding; and

     (v) no direction inconsistent with such written request has been given to the Agent during such 30 day period by the Majority of Holders;

it being understood and intended that no one or more Noteholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Master Loan Agreement to affect, disturb or prejudice the rights of any other Noteholder, or to obtain or to seek to obtain priority or preference over any other Noteholder (except to the extent provided herein) or to enforce any right under this Master Loan Agreement, except in the manner herein provided and for the benefit of all Noteholders.

          Section 808. Unconditional Right of Holders to Receive Principal and Interest.

          Notwithstanding any other provision of this Master Loan Agreement, each Noteholder shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note as such principal and interest becomes due and payable and to institute any Proceeding for the enforcement of such payment, and such rights shall not be impaired without the consent of such Holder.

          Section 809. Restoration of Rights and Remedies.

          If the Agent or any Holder has instituted any Proceeding to enforce any right or remedy under this Master Loan Agreement and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Agent or to such Holder, then and in every such case, subject to any determination in such Proceeding, the Issuer, the Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Agent and the Holders shall continue as though no such Proceeding had been instituted.

          Section 810. Rights and Remedies Cumulative.

          No right or remedy conferred upon or reserved to the Agent or to the Holders pursuant to this Master Loan Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

          Section 811. Delay or Omission Not Waiver.

          No delay or omission of the Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Agent or by the Holders, as the case may be.

          Section 812. Control by Majority of Holders.

          Upon the occurrence of an Event of Default, the Majority of Holders shall, subject to the express provisions of Article VIII of this Master Loan Agreement, have the right to direct the time, method and place of conducting any Proceeding for any remedy available to the Agent or exercising any trust or power conferred on the Agent, provided that (i) such direction shall not be in conflict with any rule of law or with this Master Loan Agreement, including, without limitation, Section 804 hereof, (ii) such Noteholders have offered to the Agent reasonable indemnity against costs, expenses and liabilities which it might incur in connection therewith and (iii) the Agent may take any other action deemed proper by the Agent which is not inconsistent with such direction provided, however, that the Agent need not take any action which it determines might involve it in personal liability or be unjustly prejudicial to the Noteholders not consenting.

          Section 813. Waiver of Past Defaults.

          (a) The Majority of Holders may, on behalf of all Noteholders of all Classes, waive any past Event of Default and its consequences, except an Event of Default

     (i) in the payment of the principal of or interest on any Note of any Class, or

     (ii) in respect of a covenant or provision hereof which cannot be modified or amended without the consent of all the Noteholders.

An Event of Default of the types set forth in clauses (i) and (ii) above may be waived only with the prior written consent of all affected Class A Noteholders and Class B Noteholders (the Class C Noteholders shall not have any such consent right).

          (b) Upon any such waiver, such Event of Default shall cease to exist and shall be deemed to have been cured and not to have occurred for every purpose of this Master Loan Agreement; provided, however that no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

          Section 814. Undertaking for Costs.

          All parties to this Master Loan Agreement agree, and each Holder of any Note by acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Master Loan Agreement, or in any suit against the Agent for any action taken, suffered or omitted by it as Agent, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however that the provisions of this Section shall not apply to any suit instituted by the Agent, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% of the aggregate principal balance of all Notes then Outstanding, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Note on or after the stated maturity date of such Note.

          Section 815. Waiver of Stay or Extension Laws.

          The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Master Loan Agreement; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.

          Section 816. Reserved.

          Section 817. Sale of Collateral.

          (a) The power to effect any sale (a “Sale”) of any portion of the Collateral pursuant to Section 804 hereof shall not be exhausted by any one or more Sales as to any portion of the Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold or all amounts payable on the Notes under this Master Loan Agreement with respect thereto shall have been paid. The Agent may from time to time postpone any Sale by public announcement made at the time and place of such Sale.

          (b) Upon any Sale, whether made under the power of sale hereby given or under judgment, order or decree in any Proceeding for the foreclosure or involving the enforcement of this Master Loan Agreement: (i) the Agent, on behalf of all Noteholders, may bid for and purchase the property being sold, and upon compliance with the terms of such Sale may hold, retain and possess and dispose of such property in accordance with the terms of this Master Loan Agreement; and (ii) the receipt of the Agent or of any officer thereof making such sale shall be a sufficient discharge to the purchaser or purchasers at such sale for its or their purchase money, and such purchaser or purchasers, and its or their assigns or personal representatives, shall not, after paying such purchase money and receiving such receipt of the Agent or of such officer therefor, be obliged to see to the application of such purchase money or be in any way answerable for any loss, misappropriation or non-application thereof.

          (c) The Agent shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a Sale thereof. In addition, the Agent is hereby irrevocably appointed the agent and attorney-in-fact of the Issuer to transfer and convey its interest in any portion of the Collateral in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a Sale shall be bound to ascertain the Agent’s authority, inquire into the satisfaction of any conditions precedent or see to the application of any monies.

          Section 818. Action on Notes.

          The Agent’s right to seek and recover judgment on the (notes or under this Master Loan Agreement shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Master Loan Agreement. Neither the Lien of this Master Loan Agreement nor any rights or remedies of the Agent or the Noteholders shall be impaired by the recovery of any judgment by the Agent against the Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the assets of the Issuer.

ARTICLE IX

THE AGENT

          Section 901. Appointment and Authorization.

          Each Noteholder, by acceptance of its Note, hereby irrevocably appoints, designates and authorizes Fortis as the Agent under this Master Loan Agreement and under each of the other Related Documents and irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Master Loan Agreement and each other Related Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Master Loan Agreement or any other Related Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Master Loan Agreement or in any other Related Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Noteholder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Master Loan Agreement or any other Related Document or otherwise exist against the Agent.

          Section 902. Delegation of Duties.

          The Agent may execute any of its duties under this Master Loan Agreement or any other Related Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

          Section 903. Liability of Agent.

          None of the Agent-Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Master Loan Agreement or any other Related Document (except for its own gross negligence or willful misconduct), or be responsible in any mariner to any Noteholder for any recital, statement, representation or warranty made by Issuer, or any officer thereof, contained in this Master Loan Agreement or in any other Related Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Master Loan Agreement or any other Related Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Master Loan Agreement or any other Related Document, or for any failure of the Issuer or any other party to any Related Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Noteholder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Master Loan Agreement or any other Related Document, or to inspect the properties, books or records of Issuer.

          Section 904. Reliance by the Agent.

          The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or Persons, and upon advice and statements of legal counsel (including counsel to Issuer), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Master Loan Agreement or any other Related Document unless it shall first be indemnified to its satisfaction by the Noteholders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Master Loan Agreement or any other Related Document in accordance with a request or consent of the Majority of Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Noteholders.

          Section 905. Notice of Default.

          The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Potential Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent on behalf and for the benefit of the Noteholders, unless the Agent shall have received written notice from a Noteholder or the Issuer referring to this Master Loan Agreement, describing such Event of Default or Potential Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Noteholders. Tile Agent shall take such action with respect to such Event of Default or Potential Event of Default as shall be required by Article VIII hereof; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action; or refrain from taking such action, with respect to such Event of Default or Potential Event of Default as it shall deem advisable or in the best interest of the Noteholders.

          Section 906. Credit Decision.

          Each Noteholder by acceptance of a Note expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of Issuer, shall be deemed to constitute any representation or warranty by the Agent to any Noteholder. Each Noteholder represents to the Agent that it has, independently and without reliance upon the Agent and based on sues documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Issuer, and all applicable Noteholder regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Master Loan Agreement and extend credit to Issuer under and pursuant to this Master Loan Agreement. Each Noteholder also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Master Loan Agreement and the other Related Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Issuer. Except for notices, reports and other documents expressly herein required to be furnished to the Noteholders by the Agent, the Agent shall not have any duty or responsibility to provide any Noteholder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Issuer, which may come into the possession of any of the Agent-Related Persons.

          Section 907. Indemnification.

          Whether or not the transactions contemplated hereby shall be consummated, the Noteholders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by, or on behalf of, Issuer and without limiting the obligation of Issuer to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Master Loan Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Noteholder shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Noteholder shall reimburse the Agent upon demand for its ratable share of any casts or out-of-pocket expenses (including reasonable attorney fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Master Loan Agreement, any other Related Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Issuer. Without limiting the generality of the foregoing, if the United States Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Noteholder (because the appropriate form was not delivered, was not properly executed, or because such Noteholder failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Noteholder shall indemnify the Agent fully from all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 907, together with all costs and expenses (including reasonable attorney fees). The obligation of the Noteholders in this Section 907 shall survive the payment of all Obligations.

          Section 908. Agent in Individual Capacity.

          Fortis and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with Issuer and any of its affiliates as though Fortis were not the Agent hereunder and without notice to or consent of the Noteholders. With respect to its Notes, Fortis shall have the same rights and powers under this Master Loan Agreement as any other Noteholder and may exercise the same as though it were not the Agent, and the terms “Noteholder” and “Noteholders” shall include Fortis in its individual capacity.

          Section 909. Successor Agent.

          The Agent may, and at the request of the Majority of Holders shall, resign as Agent upon thirty (30) days’ notice to the Noteholders. If the Agent shall resign as Agent under this Master Loan Agreement, the Majority of Holders shall appoint from among the Noteholders a successor agent for the Noteholders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Noteholders and the Issuer, a successor agent from among the Noteholders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all tire rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Master Loan Agreement. If no successor agent its accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Noteholders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority of Holders appoint a successor agent as provided for above.

ARTICLE X

AMENDMENTS; WAIVERS

          Section 1001. Amendments; Waivers. This Master Loan Agreement may not be amended or modified except by written agreement executed by each of the Issuer, the Agent and each Noteholder and no consent or waiver hereunder shall be valid unless in writing and executed in accordance with the provisions of this Master Loan Agreement.

ARTICLE XI

Conditions of Effectiveness and Future Lending.

          Section 1101. Effectiveness. The effectiveness of this Master Loan Agreement is subject to the condition precedent that the Agent shall have received all of the following, each duly executed and dated as of the Restatement Date, in form and substance satisfactory to each of the Noteholders and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Noteholder:

          (a) Notes. Separate Notes executed by the Issuer in favor of each Noteholder. Upon delivery to Fortis and FB of the appropriate amount of the revised Notes, Fortis and FB will deliver to the Issuer for cancellation the notes issued pursuant to the Existing Supplement.

          (b) Security Documents. This Master Loan Agreement, in form and substance satisfactory to the Noteholders, shall have been executed and delivered by Issuer, and all other parties thereto, together with all Uniform Commercial Code financing statements, documents of similar import in other jurisdictions, and other documents reasonably requested by Noteholders.

          (c) Wachovia/Fortis Purchase Agreement. The Wachovia/Fortis Purchase Agreement shall have been duly executed by the parties thereto.

          (d) Default. No Event of Default, Potential Event of Default, Manager Default or Guarantor Event of Default shall have occurred and be continuing.

          (e) Asset Base Certificate. Issuer shall have delivered to the Noteholders a duly completed and executed Asset Base Certificate.

          (f) Security Interest Financing Statements. Issuer shall have delivered all Uniform Commercial Code financing statements and documents of similar import in other jurisdictions reasonably requested by Noteholders recording the security interest of this Master Loan Agreement in the Collateral. Without limiting the foregoing, the Agent is hereby authorized to file one or more financing statements, continuation statements, or other documents as it determines reasonably necessary for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Issuer, without the signature of the Issuer, and naming the Issuer as debtor and the Agent as Agent.

ARTICLE XII

Representations and Warranties

          The Issuer hereby represents and warrants to the Agent and the Noteholders as of the Restatement Date that:

          Section 1201. Existence. Issuer is a company duly organized, validly existing and in good standing under the laws of Bermuda. Issuer is in good standing and is duly qualified to do business in each state or county where the nature of its activities or properties require such qualification, except to the extent that the failure to be so qualified, licensed or approved would not, in the aggregate, materially and adversely affect the ability of Issuer to perform its obligations under and comply with the terms of this Master Loan Agreement or any other Related Document to which it is a party.

          Section 1202. Authorization. Issuer has the power and is duly authorized to execute and deliver this Master Loan Agreement and the other Related Documents to which is a party; and Issuer is authorized to perform its obligations under this Master Loan Agreement and under the other Related Documents. The execution, delivery and performance by Issuer of this Master Loan Agreement and the other Related Documents to which it is a party do not and will not require any consent or approval of any Governmental Authority, stockholder or any other Person which has not already been obtained.

          Section 1203. No Conflict; Legal Compliance. The execution, delivery and performance of this Master Loan Agreement and each of the other Transaction Documents and the execution, delivery and payment of the Notes will not: (a) contravene any provision of Issuer’s memorandum of association or bye-laws or other organizational documents; (b) contravene, conflict with or violate any applicable law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute a default under any Master Loan Agreement or other loan or credit agreement, or other agreement or instrument to which Issuer is a party or by which Issuer, or its property and assets may be bound or affected in each case that would adversely affect the Issuer’s ability to consummate the transactions contemplated hereby. Issuer is not in violation or breach of or default under (i) any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award except to the extent that such violation would not materially and adversely affect the ability of the Issuer to perform its obligations under and comply with the terms of this Master Loan Agreement or any Related Document to which it is a party or (ii) any material contract, agreement, lease, license, this Master Loan Agreement or other instrument to which it is a party.

          Section 1204. Validity and Binding Effect. This Master Loan Agreement is, and each Transaction Documents to which Issuer is a party, when duly executed and delivered, will be, legal, valid and binding obligations of Issuer, enforceable against Issuer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

          Section 1205. Executive Offices. The current location of Issuer’s registered office and principal place of business is located at Clarendon House, Church Street, Hamilton HM 11 Bermuda, Attn: Secretary, Telephone: 441 295-1422, Telefax: 441 292-4720.

          Section 1206. No Agreements or Contracts. The Issuer has not transacted any business on or prior to the Restatement Date other than in connection with the issuance of the notes pursuant to the Existing Master Loan Agreement and Existing Supplement. The Issuer is not now and has not been a party to any contract or agreement (whether written or oral), other than as specified herein.

          Section 1207. Consents and Approvals. No approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of Issuer under any material agreement, contract, lease or license or similar document or instrument to which Issuer is a party or by which Issuer is bound, is required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Transaction Documents. All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Issuer in order to make or consummate the transactions contemplated hereunder have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

          Section 1208. Margin Regulations. Issuer does not own any “margin security”, as that term is defined in Regulations G and U of the Federal Reserve Board, and the proceeds of the Notes will be used only for the purposes contemplated hereunder. None of the proceeds of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Notes to be considered a “purpose credit” within the meaning of Regulations G, U and X. Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Master Loan Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

          Section 1209. Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by Issuer have been filed with the appropriate Governmental Authorities, and all Taxes, Other Taxes and other impositions shown thereon to be due and payable by Issuer have been, paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP. Issuer has paid when due and payable all material charges upon the books of Issuer and Government Authority has asserted any Lien against Issuer with respect to unpaid Taxes or Other Taxes.

          Section 1210. Other Regulations. Issuer is not: (a) a “public utility company” or a “holding company,” or an “affiliate” or a “Subsidiary company” of a “holding company,” or an “affiliate” of such a “Subsidiary company,” as such terms are defined in the United States Public Utility Holding Company Act of 1936, as amended, or (b) an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the United States Investment Company Act of 1940, as

amended. The application of the proceeds and repayment of the Notes by Issuer and the performance of the transactions contemplated by this Master Loan Agreement and the Related Documents will not violate any provision of the United States Investment Company Act or the United States Public Utility Holding Company Act, or any rule, regulation or order issued by the SEC thereunder.

          Section 1211. Solvency. Issuer is Solvent before and after giving effect to the transactions contemplated by this Master Loan Agreement.

          Section 1212. Survival of Representations and Warranties. So long as any of the Notes shall be Outstanding, the representations and warranties contained herein shall have a continuing effect as having been true when made.

          Section 1213. No Default. No Event of Default, Potential Event of Default, Guarantor Event of Default or Manager Default has occurred and is continuing.

          Section 1214. Litigation and Contingent Liabilities. No claims, litigation, arbitration proceedings or governmental proceedings by any Governmental Authority are pending or threatened against or are affecting Issuer the results of which might interfere with the consummation of any of the transactions contemplated by this Master Loan Agreement or any document issued or delivered in connection herewith.

          Section 1215. Title; Liens. Issuer has good, legal and marketable title to each of its respective assets, and none of such assets is subject to any Lien, except for the Lien created pursuant to this Master Loan Agreement and Permitted Liens.

          Section 1216. Subsidiaries. At all times on or prior to the Restatement Date, the Issuer has had no subsidiaries.

          Section 1217. No Partnership. Issuer is not a partner or joint venturer in any partnership or joint venture.

          Section 1218. Pension and Welfare Plans. The Issuer does not maintain any Plan.

          Section 1219. Ownership of Issuer. On the Restatement Date, all of the authorized and issued share capital of the Issuer is owned by the following Persons and in the following amounts: AMACAR Investments, L.L.C. (“AMACAR”), 11,999 shares representing 99.99% of total authorized and issued share capital; and The Cronos Group, 1 share representing .01% of total authorized and issued share capital. AMACAR has entered into a purchase and sale agreement with Cronos Equipment (Bermuda) Limited (“CEB”) to sell its shares to CEB on or promptly after the Restatement Date.

          Section 1220. Security Interest Representations.

          (a) This Master Loan Agreement and the Related Documents create a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Agent, for the benefit of the Noteholders, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Issuer.

          (b) The Containers constitute “goods” or “inventory” within the meaning of the applicable UCC. The Leases constitute “tangible chattel paper” within the meaning of the UCC. The lease receivables constitute “accounts” or “proceeds” of the Leases within the meaning of the UCC. The Trust Account and the Restricted Cash Account constitute “securities accounts” within the meaning of the UCC. The Issuer’s contractual rights under this Master Loan Agreement and the Related Documents constitute “general intangibles” within the meaning of the UCC.

          (c) The Issuer owns and has good and marketable title to the Collateral, free and clear of any Lien (whether senior, junior or pari passu), claim or encumbrance of any Person.

          (d) The Issuer has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Agent, on behalf of the Noteholders. All financing statements filed against the Issuer in favor of the Agent in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Agent.”

          (e) Other than the security interest granted to the Agent hereunder, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except as permitted pursuant to this Master Loan Agreement or any of the Related Documents. The Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Agent hereunder or (ii) that has been terminated. The Issuer is not aware of any judgment or tax lien filings against the Issuer.

          (f) The Issuer has received a written acknowledgment from the Manager that the Manager or an Affiliate thereof is holding the Leases, to the extent they relate to the Containers, on behalf of, and for the benefit of, the Agent. None of the Leases that constitute or evidence the Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person.

          (g) The Issuer has received all necessary consents and approvals required by the terms of the Collateral to the pledge to the Agent of its interest and rights in such Collateral.

          (h) The Issuer has taken all steps necessary to cause Fortis Bank (Nederland) N.V. (in its capacity as securities intermediary) to identify in its records the Agent as the Person having a “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC) in the Trust Account.

          (i) The Trust Account is not in the name of any Person other than the Agent. The Issuer has not consented to Fortis (as the securities intermediary of the Trust Account) to comply with entitlement orders of any Person other than the Agent.

          (j) No creditor of the Issuer (other than (x) with respect to the Containers, the related Lessee and (y) the Manager in its capacity as Manager under the Management Agreement) has in its possession any goods that constitute or evidence the Collateral.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

          Section 1301. Compliance Certificates and Opinions.

          (a) Upon any application or request by the Issuer to the Agent to take any action under any provision of this Master Loan Agreement, the Issuer shall furnish to the Agent (i) an officer’s certificate stating that all conditions precedent, if any, provided for in this Master Loan Agreement relating to the proposed action have been complied with, and (ii) if deemed reasonably necessary by the Agent or if required pursuant to the terms of this Master Loan Agreement, an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Master Loan Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

          (b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Master Loan Agreement shall include:

     (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

     (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

     (iii) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether such covenant or condition has been complied with; and

     (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

          Section 1302. Form of Documents Delivered to Agent.

          (a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

          (b) Any certificate or opinion may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.

          (c) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Master Loan Agreement, they may, but need not, be consolidated and form one instrument.

          Section 1303. Acts of Holders.

          (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Master Loan Agreement to be given or taken by Holders may be (i) embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, (ii) evidenced by the written consent or direction of Holders of the specified percentage of the principal amount of the Notes, or (iii) evidenced by a combination of such instrument or instruments; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments and record are delivered to the Agent and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Master Loan Agreement and conclusive in favor of the Agent and the Issuer, if made in the manner provided in this Section.

          (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgements of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Agent deems sufficient.

          (c) The ownership of Notes shall be proved by the Note Register.

          (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Agent or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

          Section 1304. Inspection. (a) The Issuer agrees that it will permit, and shall cause the Administrator to permit, any representative of the Agent or any Noteholder and their duly authorized representatives, attorneys or accountants, (i) upon reasonable request, (ii) during the Issuer’s normal business hours and (iii) at offices designated by the Issuer, to examine all of the books of account, records, reports and other papers of the Issuer, to make copies and extracts therefrom, and to discuss the Issuer’s affairs, finances and accounts with the Issuer’s or Administrator’s officers, employees and Independent Accountants all at such reasonable times and as often as may be reasonably requested. The Agent shall and shall cause its representatives to hold in confidence all such information except to the extent disclosure may be required by law (and all reasonable applications for confidential treatment are unavailing). Any expense incident to the reasonable exercise by the Agent or any Noteholder of any right under this Section shall be borne by the Person exercising such right unless an Event of Default shall have occurred and then be continuing in which case such expenses shall be borne by the Issuer.

               (a) The Issuer also agrees (i) to snake available on a reasonable basis to the Agent, any Noteholder or any Prospective Owner a responsible officer for the purpose of answering reasonable questions respecting recent developments affecting the Issuer and (ii) to allow the Agent, any Noteholder or any prospective owner to inspect the Administrator’s facilities during normal business hours.

          Section 1305. Limitation of Rights. Except as expressly set forth in this Master Loan Agreement, this Master Loan Agreement shall be binding upon the Issuer, the Noteholders and their respective successors and permitted assigns and shall not inure to the benefit of any Person other than the parties hereto, the Noteholders and the Administrator as provided herein.

          Section 1306. Severability. If any provision of this Master Loan Agreement is held to be in conflict with any applicable statute or rule of law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

          The invalidity of any one or more phrases, sentences, clauses or Sections of this Master Loan Agreement contained, shall not affect the remaining portions of this Master Loan Agreement, or any part thereof.

          Section 1307. Notices. All demands, notices and communications hereunder shall be in writing, personally delivered or mailed by certified mail-return receipt requested, and shall be deemed to have been duly given upon receipt (a) in the case of the Agent, at the following address: Fortis Bank (Nederland) N.V., P.O. Box 749, 3000 AS, Rotterdam, The Netherlands, Attention: Harmen de Kool, Telephone: +31 10 40 19676, Facsimile: +31 10 40 16343, (b) in the case of the Administrator at the following address: Cronos Funding (Bermuda) Limited, Clarendon House, Church Street, Hamilton HM 11, Bermuda, Tel: 441.295.1422, Fax: 441.292.4720, with a copy to Cronos Containers Limited, The Ice House, Dean Street, Marlow, Buckinghamshire SL7 3AB, England, Attn: Senior Vice President of Finance, Tel: 011.44.1628.405580, Fax: 011.44.1628.405648, (c) in the case of the Issuer, at the following address: Cronos Funding (Bermuda) Limited, Clarendon House, Church Street, Hamilton HM 11 Bermuda, Attn: Secretary, Telephone: 441 295-1422, Telefax: 441 292-4720 and (d) in the case of the Rating Agency, if any, at such address as shall be designated by such party in a written notice to the other parties. Any notice required or permitted to be given to a Noteholder shall be given by certified first class mail, postage prepaid (return receipt requested), or by courier, or by facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address of such Holder as shown in the Note Register or to the telephone and fax number furnished by such Noteholder. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Noteholder receives such notice.

          Section 1308. Consent to Jurisdiction. Any legal suit, action or proceeding against the Issuer arising out of or relating to this Master Loan Agreement, or any transaction contemplated hereby, may be instituted in any federal or state court in The City of New York, State of New York and the Issuer hereby waives any objection which it may now or hereafter have to the laying of revenue of any such suit, action or proceeding, and the Issuer hereby irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. The Issuers hereby irrevocably appoints and designates CT Corporation System, having an address at 1633 Broadway, New York, New York, its true and lawful attorney-in-fact and duly authorized agent for the limited purpose of accepting servicing of legal process and the Issuer agrees that service of process upon such party shall constitute personal service of such process on such Person. The Issuer shall maintain the designation and appointment of such authorized agent until all amounts payable under this Master Loan Agreement shall have been paid in full. If such agent shall cease to so act, each of the Agent and the Owner shall immediately designate and appoint another such agent satisfactory to the Agent and shall promptly deliver to the Agent evidence in writing of such other agent’s acceptance of such appointment.

          Section 1309. Captions. The captions or headings in this Master Loan Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Master Loan Agreement.

          Section 1310. Governing Law. This Master Loan Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law (other than New York General Obligations Law Sections 5-1401 and 5-1402).

          Section 1311. No Petition. The Agent, on its own behalf, hereby covenants and agrees, and each Noteholder by its acquisition of a Note shall be deemed to covenant and agree, that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one year and one day after the last date on which any Note was Outstanding.

          Section 1312. General Interpretive Principles. For purposes of this Master Loan Agreement except as otherwise expressly provided or unless the context otherwise requires:

          (a) the defined terms in this Master Loan Agreement shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include any other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date hereof;

          (c) references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Master Loan Agreement;

          (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

          (e) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Master Loan Agreement as a whole and not to any particular provision; and

          (f) the term “include” or “including” shall mean without limitation by reason of enumeration.

          Section 1313. Amendment and Restatement. This Master Loan Agreement is an amendment and restatement of the Master Loan Agreement dated as of August 15, 1997 (as amended prior to the Restatement Date, the “Old Master Loan Agreement”). On and after the Restatement Date and upon the effectiveness of this Master Loan Agreement, each reference herein and in each other Transaction Document to the “Master Loan Agreement,” “thereunder,” “thereof,” “therein” or any other expression of like import referring to the Old Master Loan Agreement shall mean and be a reference to this Master Loan Agreement. The execution, delivery and effectiveness of this Master Loan Agreement shall not operate as a waiver of any right, power or remedy hereunder or constitute a waiver of any provision hereof. This Master Loan Agreement does not constitute a novation or termination of the Old Master Loan Agreement or any other Related Document and all obligations under the Old Master Loan Agreement and such Related Documents are in all respects continuing as hereby or thereby amended.

          IN WITNESS WHEREOF, the Issuer and the Agent have caused this Master Loan Agreement to be duly executed and delivered by their respective officers thereunto duly authorized and their respective seals, duly attested, to be hereunto affixed, all as of the day and year first above written.

CRONOS FUNDING (BERMUDA) LIMITED,
as Issuer

	By:	/s/ Evelyn Echevarria

[Seal]		Name: Evelyn Echevarria
Title: Vice President

FORTIS BANK (NEDERLAND) N.V., as Agent

	By:	/s/ M.A.N. Van Lacum

Name: M.A.N. Van Lacum
Title:

	By:	/s/ M.P.A. Zondag

Name: M.P.A. Zondag
Title:

Amended and Restated Master Loan Agreement